SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, DC 20549
                    Amendment 1 to
                       FORM SB-2
                 Registration Statement
            Under the Securities Act of 1933

                Advanced ID Corporation
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   South Dakota                        3825                       46-0439668
(State or other jurisdiction      (Primary Standard            (I.R.S. Employer
   of incorporation or         Industrial Classification        Identification
     organization)                   Code Number)                  Number)

                                                                 Todd Noble
6143 - 4 Street SE, Suite 14                              6143 - 4 Street SE, Suite 14
Calgary, Alberta, Canada T2H 2H9                         Calgary, Alberta, Canada T2H 2H9
(403) 264-6300                                                  (403) 264-6300
 (Address, and telephone number                       (Name, address and telephone number
  of principal executive offices)                             of agent for service)

                        Copies to:
                   Ms. Jody Walker ESQ.
                 7841 South Garfield Way
                    Littleton, CO 80122
             Phone 303-850-7637 Fax 303-220-9902

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED     PROPOSED      AMOUNT OF
SECURITIES TO BE         BEING      MAXIMUM      MAXIMUM      REGISTRATION
REGISTERED               REGISTERED OFFER PRICE  AGGREGATE        FEE
                                    PER SHARE   OFFER PRICE      (3)
                                       (4)
Units              2,500,000  $0.75   $1,875,000   $237.56
Warrants           2,500,000  $0.10(4)   250,000     31.68
Common Stock(1)    2,500,000  $1.00    2,500,000    316.75
Common Stock(2)      487,500  $0.50      243,750     30.88
                   ---------          ----------   -------
Total                                 $4,868,750   $626.87

(1) Represents common stock to be issued upon exercise of warrants
(2) Represents common stock being registered on behalf of Selling
     Security Holder.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), (c) and (g) under the Securities Act of 1933, as amended.

   The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting in accordance with Section 8(a), may determine.

Preliminary Prospectus Dated September 12, 2004
SUBJECT TO COMPLETION
                   2,500,000 units at $.75 per unit
      487,500 common shares on behalf of a selling security holder

                       Advanced ID Corporation

Advanced ID is registering 2,500,000 units for the aggregate offering price of $1,875,000 as well as the underlying common shares and warrants. Each unit consists of one common share and one warrant to purchase one common share with an exercise price of $1.00 for a period of three years. The common shares and warrants comprised in the units are immediately separately detachable.

We will not receive any cash or other proceeds in connection with the subsequent sale by the selling security holder.

The offering will commence on the effective date of this prospectus and will terminate on or before December 31, 2005.

Our common stock is currently listed on the NASD Over-The-Counter
Bulletin Board under the trading symbol "AIDO".

We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement.

The 487,500 common shares included in this prospectus may be offered and sold directly by the selling security holder in the open market at prevailing prices. We will not control or determine the price at which a selling security holder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed
with the Securities and Exchange Commission is effective.   This
prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       Proceeds of the Offering
                                             Per Unit           Total
Unit Offering Price                           $0.75           $1,875,000
Proceeds to Advanced ID, before expenses      $0.75           $1,875,000

                  TABLE OF CONTENTS

Prospectus summary                                                          5
Risk Factors                                                                6
   -  We cannot offer any assurance as to our future financial results
   -  We do not have an active market for our securities
   -  We do not meet the requirements for our stock to be
        quoted on NASDAQ, AMEX, or any other senior exchange
   -  Advanced ID's cash balances in banks and brokerage firms may exceed the insurance limits
   -  We are dependent on Barry Bennett and key management personnel
   -  We are in an intensely competitive industry
   -  We are currently controlled by one principal shareholder
-	Changes in foreign policies could have an adverse effect on our operations
   -   Our success may depend on the ability of our distributors
-   Changes in the foreign exchange rate would negatively effect on profitability
   -   We may be subject to product obsolescence
   -   We will also depend on technology from third parties
   -   Our business may be negatively affected by the misappropriation of our intellectual property
   -   Our funding transaction concluded in January 2004 has resulted in the issuance of a total of 3,075,341 common shares and has increased dilution.
Forward Looking Statements                                                 10
Selling Security Holder                                                    10
Business                                                                   11
Use of proceeds                                                            18
Dividend policy                                                            19
Determination of offering price                                            19
Management's discussion and analysis of financial
  condition and results of operations                                      19
Management                                                                 22
Security Ownership of Certain Beneficial
   Owners and Management                                                   25
Certain Relationships and Related Transactions                             26
Description of capital stock                                               27
Shares eligible for future sale                                            28
Plan of distribution and selling stockholders                              29
Disclosure of Commission position on indemnification
     for Securities Act liabilities                                        30
Market for common equity and related stockholder matters                   30
Experts                                                                    31
Legal Proceedings
Legal Matters                                                              31
Where you can find more information                                        31

                Prospectus Summary

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

Operations.             Advanced ID markets microchip identification
technologies referred to as radio frequency identification microchips and scanners. RFID allows for the positive identification and location tracking of animals or objects that are embedded or tagged with RFID microchips. We currently supply over 3,000 organizations such as animal shelters, veterinarians, breeders, government agencies, universities, zoos, research labs and fisheries with RFID devices for companion animals, exotics, equines, bovines, llamas, alpacas, ostriches, aquatic species, reptiles, migratory and endangered species. We have implanted microchips in over 450,000 companion animals, currently track
300,000 animals in our PETtrac database, and reunite numerous lost animals with their families each month.


Common stock
Outstanding.             41,594,509

Common shares comprised
 to be issued            2,500,000

Common shares to be
 issued upon exercise
 of warrants             2,500,000

Sales by Selling
Security Holder          The selling security holder will sell at
                         prevailing market prices.

                         We are registering common shares on behalf of
                         a selling security holder in this prospectus.
                         We will not receive any cash or other proceeds
                         in connection with the subsequent sale.   We are
                         not selling any common shares on behalf of the selling security holder and have no control or affect on this selling security holder.


Market for our
common stock.           Our common stock is listed on the NASD Over-
The-Counter Bulletin Board. We can provide no assurance that there will be an active market for our common stock.

                     Risk Factors

Advanced ID's business is subject to numerous risk factors, including the following.

1. We cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have not received substantial income from operations to date and
future financial results are uncertain.   We cannot assure you that
Advanced ID can operate in a profitable manner.  To date, we have an
accumulated deficit of $(1,840,129) as of March 31, 2004.   Even if we
obtain future revenues sufficient to expand operations, increased production or marketing expenses would adversely affect liquidity of Advanced ID.

2. We do not have an active market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have an active public market for our common shares. The trading volume of our securities on the OTC Bulletin Board has averaged 106,266 shares per day over the last three months but has only averaged 15,199 shares per day during the month of July 2004. We cannot assure you that an active public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. We do not meet the requirements for our stock to be quoted on NASDAQ, American Stock Exchange or any other senior exchange and even though our stock is quoted on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of our common stock would be restricted even after public listing if Advanced ID's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, it is possible that Advanced ID's common stock may become subject to the "penny stock" rules and
regulations.   Broker-dealers who sell penny stocks to certain types of
investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

4.   Our cash balances in banks and brokerage firms may exceed the
insurance limits.   Our liquidity may be negatively affected if these
institutions should fail.

At March 31, 2004, we maintained cash balances in banks and brokerage firms. Balances are insured up to $100,000 by the Federal Deposit Insurance Corporation. At times, balances may exceed such insurance
limits.   Our liquidity may be negatively affected if these
institutions should fail.

5. We are dependent on Barry Bennett and key management personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

Our success is dependent upon, among other things, the services of Barry Bennett, CEO, president and director. The loss of Mr. Bennett's services, for any reason, could have a material adverse effect on our business, operations and financial condition. We do not have - - - key-man life insurance policy for Mr. Bennett. The expansion of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

6. We are in an intensely competitive industry. There are numerous competitors offering various components of the type of products and services we offer. Also, there is no certainty that additional competitors will not enter markets that we intend to serve.

We believe that our ability to compete depends on many factors both within and beyond our control. At this time, there are a few other companies offering similar services as those intended to be offered by us. It should be expected that in the future we would be competing with additional companies, many of which may have greater financial resources than our company. There is no certainty that we will be able to compete successfully in this market.

7. Your vote may not affect the outcome of any shareholder vote since our principal stockholder will retain approximately 37.85% of our outstanding stock.

Upon the completion of this offering, our principal stockholder, Heritage Ventures, Ltd. will retain approximately 37.85% of our outstanding stock. For instance, Heritage Ventures, Ltd. May be able to control the outcome of all stockholder votes, including votes concerning director elections, charter and by-law amendments and possible mergers, corporate control contests and other significant corporate transactions.

8.   Changes in foreign policies could have an adverse effect on our
operations.   All marketing will be done in-house and through
international distributors.

There is no certainty that our marketing strategies will be effectively
implemented.   A portion of our marketing will be done through
international distributors.   Changes in foreign policies by
international governments could have a material negative effect on our marketing strategies.

To date we have entered into three distribution agreements. In May 2003, Advanced ID announced that we had signed an agreement with Loving Kindness International Technology Co., Ltd. (LKIT) for the distribution of its products in Taiwan. LKIT is one of the largest suppliers of veterinary products in Taiwan, servicing the needs of the companion animal and livestock markets. In November 2003, Advanced ID announced that we had reached an agreement with Natural Fields S.A. of Argentina for distribution in that country. Natural Fields S.A. is one of the largest exporters of cattle to Europe and the United States. In January 2004, Advanced ID announced that we had signed an agreement with Trace Australia Pty Ltd. as its exclusive distributor for Australia. Trace Australia is a wholly owned subsidiary of Polymer Direct Australia Pty Ltd. ($30 million annual revenues) and was established specifically to focus on the development and distribution of RFID applications.

9. Our success may depend on the ability of our distributors to implement viable marketing initiatives.

We intend to offer the majority of our products and services through a
network of independent distributors.   Our success is dependent upon
the ability of these distributors to implement viable marketing initiatives. Many of these distributors may carry products from several
different companies.   There is a risk that these distributors will
give priority to the products of other suppliers. The reduction or loss in sales by one or more of our key distributors, or the inability to attract new distributors, could have a material adverse effect on our business.

10   Changes in the foreign exchange rate could negatively affect our profitability.

We face foreign exchange rate exposure.   We will offer payment for our
products and services in U.S. dollars except for our Canadian customers
who will pay us in Canadian dollars.   With the majority of expenses
expected to be in Canadian dollars, we will be exposed to fluctuations in foreign exchange rates from both a transactional and translational
perspective.   There is a risk that foreign exchange rate fluctuations
between the Canadian dollar and the U.S. dollar will be disadvantageous to us.

11. We may be subject to product obsolescence that could result in reduced profitability.

The markets for our products are characterized by evolving industry standards, technological changes and changing customer needs. The introduction of products embodying new technologies and the emergence of new microchips or software could render our existing products obsolete and unmarketable. Consequently, our success will depend upon our ability to successfully develop and introduce new and enhanced products that evolves with technological and industry developments, industry standards and customer needs. The timing and success of product development is unpredictable due to the inherent uncertainty in anticipating technological developments, difficulties in identifying and correcting design flaws and market acceptance. Any significant delay in releasing new products or enhancements could have a material adverse effect on the success of new products or enhancements that could have a material adverse effect on our business. There is no certainty that we will be able to introduce new products on a timely basis, that such products will achieve any market acceptance or that any such market acceptance will be sustained for any significant period. Failure of new products to achieve or sustain market acceptance could have a material adverse effect on our business.

12. We will also depend on technology from third parties and should there be any problems or delays, this could have a material adverse effect on our business.

We will contract with third parties to provide some of the
technological components regarding our products.   We cannot assure you
that, if we cannot contract with these parties on terms favorable to us, that we will be profitable. We have outsourced the design and manufacturing of the antennae utilized as one of the key components in Advanced ID's RFID products to KSW Microtec AG of Germany. In addition, Advanced ID has outsourced manufacturing of the plastic encapsulation of its RFID tags to Guide-Trend Co., Ltd. of China. In April 2003, Advanced ID announced it had signed a strategic partnership agreement with both Guide-Trend and KSW to perform its respective functions as described above. Under each partnership agreement, there are no general contractual requirements as the terms are negotiated and specified for each purchase order based on volumes purchased.

13. Our business may be negatively affected by the misappropriation of our intellectual property.

We have entered into confidentiality and assignment agreements with our employees, suppliers and contractors, and non-disclosure agreements with outside parties with which we conduct business, in order to limit access to and disclosure of our proprietary information. There is no certainty that these contractual arrangements will protect our intellectual property from misappropriation or deter third party development of similar technologies. We will pursue registration of our trademarks and may license our proprietary rights to third parties. While we will attempt to ensure the quality of our brand names is maintained by distributors and licensees, there is no certainty that such distributors and licensees will not take action that might materially adverse effect our business, operations and financial condition.

14. Our funding transaction concluded in January 2004 has resulted in the issuance of a total of 3,075,341 common shares and has increased dilution.

As a result of the HEM Mutual Assurance LLC Debenture Agreement as acquired by Advanced ID in a merger agreement with AIDO Acquisition, Inc. and Universal Pet Care, Inc. on January 20, 2004, $995,500 in principal amount of the First Debenture became convertible into unrestricted shares of Advanced ID common stock at a conversion price that is the lower of $0.95 or the average of the three lowest closing per share bid prices for the Common Stock during the 40 trading days prior to conversion. $4,500 in principal amount of the Second Debenture also became convertible into unrestricted shares of Common Stock at a conversion price of $0.01 per share. The conversion price and number of shares of Common Stock issuable upon conversion of the First and Second Debentures is subject to adjustment for stock splits, stock dividends, combinations and other dilutive events. As a requirement of the Debenture Agreement, a total of 50 million shares were held in escrow. Effective June 29, 2004, the remaining balance owing on the $995,500 debenture was converted into Advanced ID common stock. As a result, the $995,500 debenture and the $4,500 debenture, plus accrued interest, have been fully converted thereby terminating this Debenture Agreement. A total of 3,075,341 common shares were issued to pay back both debentures. The remaining 46,924,659 shares held in escrow were returned to Advanced ID's transfer agent and have been canceled.

           Forward Looking Statements

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of
strategy that involve risks and uncertainties.   We have made the
forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Advanced ID, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Advanced ID, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                      Selling Security Holder

Advanced ID shall register pursuant to this prospectus 487,500 common shares currently outstanding for the account of the following individual. The percentage owned prior to and after the offering reflects all of the then outstanding common shares but does not include the exercise of any warrants.

The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling security holder.

Name                      Amount   Total Number  % Owned      Number of     % Owned
                          Being       Owned      Prior to    Shares Owned    After
                       Registered   Currently    offering   After offering  offering
Menno Kornelsen           487,500    487,500      1.2%          0             0%

Mr. Kornelsen did not have any material relationship with Advanced ID, its predecessors or affiliates within the past three years.

                              Business
On October 17, 2002 AVID Canada Corporation combined with USA Sunrise Beverages, Inc. (USA), an inactive publicly owned company with no assets or liabilities, in a business combination accounted for as an acquisition of AVID Canada and a recapitalization of USA. USA had then outstanding shares of 10,625,724 and agreed to return 3,624,725 for cancellation, leaving 7,000,999 shares outstanding. USA then issued 28,000,000 shares to Heritage Ventures Ltd., AVID Canada's former parent company, in exchange for the 200 outstanding shares of AVID Canada and $505,724 in debt owed by AVID Canada to Heritage Ventures. Avid Canada was incorporated in Alberta, Canada, on November 26, 1993. USA changed its name to Advanced ID Corporation effective November 15, 2002. As a result of the reverse merger transaction, Advanced ID now wholly owned AVID Canada and the original security holders of USA now held 7,000,999 shares in Advanced ID. No consulting fees or finder's fees were paid in relation to the reverse merger transaction.

On January 20, 2004, Advanced ID, AIDO Acquisition, Inc., a Hawaii corporation and a wholly-owned subsidiary of Advanced ID, and Universal Pet Care, Inc., a Hawaii corporation entered into an agreement and plan of merger. Universal Pet Care was a non-operating, private entity with no assets or liabilities, previously owned by Seymour Kazimirski, a director of Advanced ID. The merger contemplated by the merger agreement was also completed on January 20, 2004.

As a result of the merger, UPC became a wholly-owned subsidiary of Advanced ID and all outstanding shares of UPC's capital stock held by its sole stockholder were converted into 100 shares of Advanced ID common stock. UPC is a private, development stage company formed to pursue opportunities related to identifying and tracking companion animals utilizing radio frequency identification microchips. As of January 20, 2004, UPC had immaterial assets and liabilities other than its obligations under and proceeds from the debentures described below.

Immediately prior to the Merger, UPC entered into a Convertible Debenture Purchase Agreement, dated as of January 20, 2004, with HEM Mutual Assurance LLC, an accredited investor located in Denver, Colorado, pursuant to which it sold and issued convertible debentures to HEM in an aggregate principal amount of $1,000,000 in a private placement pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. Two debentures in the aggregate principal amount of $1,000,000 were issued for gross proceeds of $1,000,000 in cash.

As at June 30, 2004, all $1,000,000 in convertible debentures plus accrued interest had been converted into a total of 3,075,341 shares of Advanced ID common stock. Consequently, the Convertible Debenture Purchase Agreement was terminated effective June 29, 2004, the day on which the final outstanding amount in debentures was converted into Advanced ID common stock.

Subsidiaries.   Advanced ID has two subsidiaries, AVID Canada
Corporation and Universal Pet Care, both of which are wholly owned. AVID Canada Corporation is a reseller of radio frequency identification
(RFID) microchips and scanners manufactured by American Veterinary

Identification Devices (AVID) of the United States under the brand name AVID. AVID Canada does not own the AVID brand name or trademark.
There currently exists no distribution agreement with AVID. The products are marketed to the companion animal and biological sciences sectors in Canada only.

Business Operations.   Advanced ID develops, manufactures and sells,
either directly or through distributors, microchip identification technologies referred to as radio frequency identification microchips and readers to the livestock industry. In the second quarter of 2004, we began commercializing these products under the brand name, DataTRAC. The intellectual property rights to the DataTRACT products are owned by Advanced ID Corporation. To date, we have secured only one contract for the sale of our DataTRACT products which included a sale of 100,000 DataTRACT tags to our Argentina distributor. The revenues from this purchase order are expected to be earned in the third quarter upon delivery of the RFID tags.

RFID allows for the positive identification and location tracking of animals or objects that are embedded or tagged with RFID microchips. We currently supply over 3,000 organizations such as animal shelters, veterinarians, breeders, government agencies, universities, zoos, research labs and fisheries with RFID devices for companion animals, exotics, equines, bovines, llamas, alpacas, ostriches, aquatic species, reptiles, migratory and endangered species. We have implanted microchips in over 450,000 companion animals, currently track 300,000 animals in our PETtrac database, and reunite numerous lost animals with their families each month.

To date all of our revenues are from the sale of microchips and readers to the companion animal and biological sciences markets in Canada. It is our intent to expand our current market position in the companion animal and biological sciences sectors to include the livestock industry which is almost exclusively utilizing bar code tags. The barriers for adoption of current RFID technology include its high cost and its limited read range. Livestock identification is necessary to ensure that a food safety tracking system is in place to trace-back diseased animals to their origin.

As noted above, we are currently serving the Canadian market as a reseller of AVID's RFID products. We have no plans to expand the marketing of AVID's RFID technology for the companion animal and biological sciences sectors beyond Canada.

However, since we own the intellectual property of the DataTRACT microchips, we plan to market the sale of our products throughout the world, either directly or through distributors. Our initial focus will be to target the bovine market that is numbered at over one billion cattle including 110 million in North America. The average life of cattle is 18 to 20 months prior to slaughter. In the United States and Canada, the packing plants slaughter approximately 150,000 head of cattle each day or approximately 35 million per year. Our next market will be the 750 million hogs worldwide which have an average life of six to eight months prior to slaughter. Annual hog slaughter in Canada and the United States totals 117 million. Currently, the Taiwanese hog population is 7.2 million head with annual slaughtering totaling approximately 11 million. Our third target market is the sheep industry. With inventories of 165 million head in Australia and New Zealand and total reliance on export markets, there is concern over the economic ramifications of a disease outbreak should the sheep industry be unable to ensure food safety. North America, Asia and Europe are the main importers of their meat products and are demanding food safety for their consumers. It is important to note that livestock identification tags carry a unique numeric sequence that is used only once.

PRODUCTS AND SERVICES OVERVIEW
------------------------------

Companion Animal/Biological Sciences Products and Services
--------------------------------------
Our current product offering includes an established line of RFID products, readers, and software.

RFID Tags: Our RFID Tags purchased from American Veterinary Identification Devices consist of an integrated circuit, which is a microchip utilizing a low frequency of 125 KHz and 134 KHz. The microchip is sealed in glass compatible with the animal's body containing a programmed identification number, which fits inside a hypodermic needle and can be injected under the skin of an animal. Since these RFID Tags are passive, meaning they do not require a battery, a reader temporarily energizes the microchip allowing it to transmit its data to the reader with error-free reliability. Under normal conditions, the RFID Tags can last in excess of 20 to 25 years and generally well beyond the life of any companion animal. The read range for low frequency tags is approximately three to seven inches.

RFID Readers: We offer a variety of hand-held readers that read both our microchips and our competitors' microchips. Our reader formats include International Standards Organization (ISO), Federation of European Companion Animal Veterinarian Association (FECAVA) and AVID's encrypted standard.

Software: We offer a proprietary Microsoftr.Net based database called PETtrac which is our advanced software program that stores and tracks identification numbers from implanted animals by recording their microchip ID as well as unique information including data such as:

   (1) Pet name, breed, and description;
   (2) Animal's brand and tattoo numbers;
   (3) Present/past owners, and current details;
   (4) Medical history of the animal, medication, allergies, etc.; and
   (5) Other pertinent information specific to each sector/industry.

PETtrac is currently available worldwide and can be easily translated to additional languages to serve international markets.

Services: We provide an electronic and manual data entry service to the PETtrac global tracking system for all animals identified with our microchips in Canada. Animal recoveries can be performed by accessing our database through a web browser, as well as through a 24/7 operator assisted service by calling a toll free line.

Livestock Animal Products and Services
--------------------------------------
We have only recently begun commercializing our product offering which currently includes three different sized RFID tags, readers, and software specifically tailored to meet the nuances of each type of livestock and region.

RFID Tags: Our RFID Tags will be comprised of an integrated circuit or microchip utilizing an ultra high frequency of 915 MHz. An antenna is attached to the microchip to provide a longer read range, all of which is encapsulated in plastic. Our RFID Tags are passive thereby not requiring a battery, and can transmit their data to the reader with a read range of up to approximately ten feet.

Effective April 2003, we secured a partnership agreement with KSW Microtec AG of Germany to manufacture, assemble and optimize the antenna design for our RFID tags. Once completed, the products are sent to China for encapsulation in plastic. Effective April 2003, we signed a strategic partnership agreement with Guide-Trend Technology Company Ltd. of China for the plastic encapsulation of our RFID tags. Once completed, the final product is shipped directly to our customers. The integrated circuits or microchips are purchased on our behalf by KSW Microtec from EM Microelectronic of Switzerland or Philips Semiconductors of the Netherlands, two of the world's largest RFID integrated circuit manufacturers. There exists no purchase contract with any of our suppliers as each purchase order is negotiated separately at this time.

Currently, we are the only company that is offering ultra high frequency tags to the livestock industry. All of our competitors offer low frequency tags which are generally more costly to produce, offer a shorter read range, and have limited reading capability within automated livestock processing plant environments.

RFID Readers: We offer stationary and handheld readers that will scan and read our microchips. Effective November 2003, we secured a partnership agreement with Applied Wireless Identifications Group, Inc. of New York to supply us with ultra high frequency readers that we will resell to our customers.

Services: Our objective is to become the complete system provider for livestock identification and trace-back. As part of providing a complete system for our customers, we will provide in-depth analysis prior to implementation of a recommended solution.

THE BUSINESS MODEL
------------------

We are planning to enhance our current revenue streams by:

- Offering higher integrity and more cost effective identification solutions over current practices in the global livestock markets with our DataTRACT RFID tags and readers, and our web-based tracking and recovery software system.

- Expanding into other veterinary clinics and animal shelter markets across Canada.

- Expanding RFID technology into the insurance industry for the identification and tracking of high-value assets.

- Expanding RFID technology into other non-animal, commercial and industrial applications such as energy, forestry and manufacturing industries.

THE MARKET
----------

Advanced ID is fulfilling the needs of the companion animal and biological sciences markets in the RFID industry as outlined below:

- Increasingly, municipal animal control agencies are setting policy and by-laws for permanent tagging of pets.

- Pending guidelines will require livestock and meat product operators to use advanced tagging and tracking systems.

- Industries are demanding increased efficiencies in logistics, distribution, asset management, and tracking.

- The global RFID market reached over US$900 million in 1999 and worldwide revenues are forecast to reach US$7.5 billion by 2006.

Our PETtrac system has been approved for use across Canada by the Canadian Veterinarian Medical Association thereby giving us access to over 3,000 professional veterinarians as well as all SPCAs and humane societies, thus tapping a market of over eight million animals.

In the livestock industry, the Bovine Spongiform Encephalopathy (i.e. BSE or Mad Cow Disease) disease that plagued Europe in 1998 was thought to have infected North American herds. This resulted in legislative efforts for animal identification and tracking systems with RFID being the preferred technology. Governments are implementing legislation requiring a quick and secure animal trace back system, aimed at improving food safety for consumers from animal diseases. Our products have been designed to exceed existing regulations. See www.canadaid.ca/ccia-regulations.

Advances in microchip design, miniaturization, global positioning tracking, read range, read/write capabilities and data storage have greatly expanded the applications for RFID tags. RFID systems are being piloted and used in a wide range of retail, commercial and industrial applications but they are not widely used in the livestock industry. Our initial focus in expanding our revenue streams is to be the system integrator or solutions provider for the livestock industry which is estimated to be in excess of two billion head of cattle, hogs and sheep.

MARKETING AND SALES STRATEGY
----------------------------

Sales and Distribution Channels
-------------------------------

With a channel already established in the Canadian companion animal and biological sciences markets with our direct sales team, comprised of two sales people and three customer support personnel, we intend to leverage this position by securing additional relationships with other veterinarian professionals in targeted regions across Canada. Currently, we have relationships with the following distribution agencies, Associate Vet Purchasing, Western Drug Distribution Center, Vet Purchasing, Sage London, Canadian Kennel Club and Centre de Distribution de Medicaments Veterinaires (CDMV). There is no contractual agreement or volume commitment in place with any of these parties. During fiscal 2002 and 2003, we had four customers, Huntsman Marine, University of Prince Edward Island, Canadian Kennel Club and Vet Purchasing, that each accounted for more than 10% of our revenues. Any negotiations with additional veterinarian professionals are ongoing in the form of sales calls.

In the United States and Canada, we expect that the majority of our sales for our livestock products will be through direct channels and distribution co-operatives. In addition, we plan to use independent resellers or distributors in targeted regions and countries. We have established distributors in Taiwan, Argentina and Australia. We are currently evaluating additional distributors for New Zealand, Thailand, Brazil and China. These independent resellers and distributors will purchase our products and resell them at a higher price. Our initial focus in the livestock industry will be to target those countries that have enacted mandatory animal identification legislation or have indicated their intent to enact such legislation.

Pricing Strategy
----------------

We plan to be a price-performance leader with all of our products and services. This is intended to assist our efforts to gain market acceptance and secure market share in the livestock industry, and further allow us to continue to increase our market share in the companion animal market. It is our goal to keep our expenditures small to ensure we maintain low product price points to discourage other competitors from entering the market yet allowing us to earn a healthy margin. We anticipate that any cost savings we achieve through process improvements will lead to reductions in our price points to discourage other competitors from entering the market.

Recent Developments
-------------------

In Thailand, the Government has expressed their desire to implement an identification and trace back system as a result of the recent Avian influenza outbreak. We demonstrated our RFID technology in meetings held with government officials in May 2004, and we are now pursuing a contractual arrangement to supply our products.

In Argentina, we recently completed our first order for 100,000 RFID tags and we are currently in discussions for an additional order of 400,000 RFID tags plus up to approximately 30 RFID readers for the identification of cattle located in the State of Salta.

In Taiwan, we met with elected government officials on April 17th, including representatives from the Departments of Agriculture and Health, and demonstrated our RFID technology. We will be working with government officials to help satisfy their objective of deploying an identification and trace back system for their entire livestock industry. We will be implementing a final large-scale trial, through our Taiwanese distribution partner, LKIT Co., Ltd., to aid in developing the requisite parameters for the establishment of such a system.

In Australia, we met with leaders from the sheep industry to establish field demonstrations of our RFID technology. Our RFID technology is currently being evaluated within several vertical markets which include producers (farm and feedlots), sale yards and meat processing plants.

In the United States, we have had discussions with the U.S. Department of Agriculture ("USDA") and numerous livestock organizations to initiate product demonstrations and field trials. It is our goal to work closely with industry users as the USDA has indicated their intent to allow industry users to make their own choices for livestock identification technology.

In Canada, we are currently in discussions with Alberta Agriculture to structure a formal evaluation of our technology. We have also had discussions with leaders from the hog and sheep industries who have expressed their intent to evaluate our RFID technology as well. No firm dates have been set for any of these initiatives.

In Malaysia, Singapore and the Philippines, we met with Department of Agriculture government officials representing Malaysia and Singapore, and with the Chief Veterinarian for the San Miguel Corporation, the largest food and beverage company in the Philippines, in May 2004 to demonstrate our RFID livestock identification technology and to discuss the parameters for a formal evaluation. No firm dates have been finalized at this time.

Advanced ID is seeking to establish evaluation programs of its RFID technology for the Brazilian cattle industry which is estimated at 180 million head. We are currently in discussions with an organization to be our exclusive distributor for Brazil.

COMPETITION
-----------

Our competition in the companion animal and biological sciences market in Canada includes Anitech Enterprises Inc. who is estimated to have approximately 35% market share compared with our estimated 50% market share. The remaining 15% market share is spread among three companies which include 24 Pet Watch, Microchips 4 Solutions and IDAP. Anitech is a reseller of Digital Angel Corporation's microchips and readers and as further referenced under Applied Digital Solutions below.

The current method of livestock identification predominantly utilizes standard bar code visual tags. The barriers for adoption of current RFID technology include its high cost and its limited read range. Currently, we have no market share in this segment. Our top three competitors in the livestock market are as follows:

Allflex USA Inc. - Allflex claims to be the world's leading supplier of livestock identification and management systems. Its products include visual identification ear tags and applicators, electronic identification systems and a variety of precision instruments. Allflex works closely with official and commercial organizations around the world to develop reliable and efficient systems for collecting and transferring information on animal identification, movement and performance. No financial information was available for Allflex. See www.allflexusa.com

Applied Digital Solutions, Inc. - Applied Digital, through its subsidiary Destron Fearing, has been in the animal identification business since 1945. For over 50 years, Destron Fearing has developed, manufactured and marketed a broad range of individual animal identification products. As the animal identification industry expanded, the Company culminated a merger of Fearing Manufacturing and Destron/IDI in November 1993. Their products range from visual ear tags attached to livestock, to electronic microchips implanted under the skin of pets, fish, laboratory animals and livestock. On April 25, 2000, Destron Fearing was acquired by Applied Digital Solutions, Inc. (ADSX - NASDAQ) for $84.6 million through a merger of its wholly owned subsidiary, Digital Angel Corporation. For the year ended December 2003, Applied Digital had revenues of $95.3 million and net income of $3.1 million. In Applied Digital's "Advanced Wireless" operating segment which includes Destron Fearing's and Digital Angel's businesses, revenues from this segment accounted for 38.5% of total revenues or $36.7 million during Fiscal 2003. See www.adsx.com

Trovan, Ltd. - Trovan is a privately held United Kingdom company established in 1988. Trovan is focused on developing and marketing RFID technology, telemetric systems and biomedical delivery technology. Trovan has established a network of distributors located in North America, South America, Europe, Asia, Australia, Africa and the Middle East. Users of their technology include Volkswagen, Daimler Benz, Coca Cola, Siemens, Nestle SA, Nissan, Merck, Samsung and Hoechst/Aventis in the private sector, as well as 60 government agencies in 13 countries around the world. See www.trovan.com

COMPETITIVE ADVANTAGES
----------------------

Based on in-house research, the existing RFID technology available for livestock is centered around low frequency (30 to 300 KHz) tags and high frequency tags (3 to 30 MHz) which offer a read range up to three feet at a retail price point of $2.00 to $10.00 per tag. Low and high frequency livestock identification tags have been available in the market for over five years yet there has been only a small level of adoption of this technology. This is largely because the read range is nominally greater than bar code tags that are currently priced at $1.00 to $1.50 per tag and because the technology has not fully met the requirements of most users.

Currently, we do not own any patents nor do we license any intellectual property used in our products. We are currently considering applying for patents on three of our products and have only recently begun discussions with patent attorneys and our engineers.

Our RFID technology offer a higher frequency of 915 MHz that provides a read range up to ten feet at a price point of $1.50 to $2.00 per tag. Our RFID tags also include a bar code to ensure a seamless transition for current bar code customers to adopt RFID technology. In addition, we will be developing RFID tags to offer read/write functionality allowing users to store additional data on each tag such as the animal's birth date, vaccinations, etc.

Our management team and board of directors have extensive experience in the RFID and Livestock industries. Strong relationships have been cultivated over numerous years with key participants in the livestock industry including relationships with key principals of national cattle associations, feedlots, packing plants, distribution groups and co-operatives, and primary producers. These relationships have been attained through personal contact, meetings, conferences and presentations, both within our current business operations and through prior business experience.

It is our belief that the adoption of any livestock identification method will require some form of mandatory requirement either through government legislation or import regulations by those countries that import meat and livestock. Currently, Canada has enacted legislation for mandatory identification of cattle and the European Union has enacted legislation for mandatory identification of all livestock. Other countries such as the United States, Australia, New Zealand, Argentina, Brazil, Taiwan and Thailand are considering similar requirements.

Our research and development activities over the last two years have included researching, designing and developing RFID tags for livestock identification. This entailed sourcing integrated circuit and reader manufacturers, whose products could perform under harsh environments, designing and optimizing an antenna to maximize read range, and developing an appropriate encapsulation process to protect these components from extreme weather conditions. Numerous tests were concluded in both a laboratory environment and under field conditions including farms, ranches, feedlots, and processing plants. These various tests have been conducted in Germany, China, Canada, Taiwan, Argentina, Australia, Thailand and Brazil.

TRADEMARKS
-----------
We will be filing trademark registrations for our brand name DataTRAC. In addition, we have secured the following Internet names:
avidcanada.com, advancedidcorp.com and advancedid.ca. We have also identified additional trademarks and URLs that we plan to register in the immediate future.

EMPLOYEES
-----------
We presently have six full-time employees and one part-time employee. We have entered into consulting agreements with six other parties to perform such duties as technical development and support, marketing and sales.

REPORTS TO SECURITY HOLDERS
---------------------------
Effective October 17, 2002 we became a fully reporting company under the requirements of the Exchange Act, and to date we have filed the necessary quarterly and other reports with the Securities and Exchange
Commission.   Although we are not required to deliver our annual or
quarterly reports to security holders, we would be pleased to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N. W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public
Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates.

Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

PROPERTIES
-----------
We currently have an agreement to sub-lease office premises until August 31, 2007. We have committed to leasing approximately 2,304 rentable square feet and are obligated to pay basic rent and operating costs for a total cost of $1,500 per month. The real property utilized by Advanced ID is in good condition, adequate for present operations and adequately covered by insurance. We also maintain insurance coverage for commercial general liability including blanket contractual liability, tenant's legal liability, non-owned automobile and cross liability coverage.


                          Use of Proceeds

Any proceeds received from the sale of our units or from the exercise of warrants will be deposited directly into the operating account of Advanced ID, and will be used for working capital to fund our operations. We will be attempting to raise up to $1,875,000 from the sale of our units and up to $2,500,000 from the exercise of warrants comprised in the units. These proceeds will be used as follows:

$  100,000     Initiate and complete testing program with the Canadian
               Cattle Identification Agency.
$  100,000     Continue development and refinements to our livestock
               RFID technology.
$  200,000     Establish test sites in 3 to 5 locations through out the
               United States.
$  100,000     Establish test sites within the Australian sheep
               industry.
$  100,000     Establish test sites within the Brazilian cattle
               industry.
$  300,000     Launch marketing and sales initiatives to develop sales
               of our livestock RFID technology throughout our distribution channels.

$  200,000     Engineering and development of RFID microchips to be
               utilized in non-animal applications.
$  775,000     Working capital to pay for manufacturing of RFID
----------     products and to manage timing differences in cash flows.
$1,875,000     TOTAL

Additional details regarding our use of funds are noted below:

1. Initiate and complete testing program with the Canadian Cattle Identification Agency - entails product costs for up to 5,000 RFID tags, 4 stationary readers and 2 handheld readers, travel costs to bring in two of our engineers, engineering consulting fees, and other general expenditures.

2. Continue development and refinements to our livestock RFID technology - entails engineering consulting fees for design, development and testing, component costs and laboratory costs.

3. Establish test sites in 3 to 5 locations through out the United States - entails product costs for up to 10,000 RFID tags, 6 stationary readers and 3 handheld readers, travel costs for engineers and CEO, engineering consulting fees, and other general expenditures.

4. Establish test sites within the Australian sheep industry - entails product costs for up to 3,000 tags, 2 stationary readers and 2 handheld readers, travel costs for engineers and CEO, engineering consulting fees, and other general expenditures.

5. Establish test sites within the Brazilian cattle industry - entails product costs for up to 3,000 tags, 2 stationary readers and 2 handheld readers, travel costs for engineers and CEO, engineering consulting fees, and other general expenditures.

6. Launch marketing and sales initiatives to develop sales of our livestock RFID technology throughout our distribution channels - includes hiring a senior sales and marketing person, advertising to build brand name recognition of our products, sourcing additional distribution partners in other countries, travel expense and employing sales staff.

7. Engineering and development of RFID microchips to be utilized in non-animal applications - entails design, development and testing of RFID tags by our engineers, engineering consulting fees, laboratory fees, travel costs and component costs.

In the event we are not successful in selling all of the securities to raise $1,875,000, we would give priority to allocating capital to launching marketing and sales initiatives to develop sales in those countries we are currently in discussions, our next priority would be to continue to refine our current livestock RFID technology followed by allocating any remaining capital to fund our working capital needs.
Any funds to be allocated to setting up testing sites would fall next in our priority with allocation of capital to develop RFID tags for non-animal applications being last on our order of priorities.

Any proceeds received from the subsequent exercise of the warrants comprised in the units shall be utilized for working capital needs.

                          Dividend Policy

We have never declared or paid any dividends.   In addition, we
anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.


               Determination of Offering Price

The offering price of the units and warrant exercise were arbitrarily determined by Advanced ID based on the financial needs of Advanced ID and the current market price of our common stock.


      Management's Discussion and Analysis of
      Financial Condition and Results of Operations

Results of Operations for the Three and Six Months Ended June 30, 2004
and 2003

The net loss for the quarter ended June 30, 2004 of $867,777 was larger by $766,897 or 760% versus the quarter ended June 30, 2003. The net loss for the six months ended June 30, 2004 of $1,552,568 was larger by $1,367,291 or 738% as compared to the same period in the previous year. Reasons for the larger net loss were largely due to higher general and administrative expenses, higher research and development expenses and higher interest expense. The specific details of these changes are discussed below.

Net loss for the year ended December 31, 2003 was larger by $286,395 or 383% versus the year ended December 31, 2002 due largely to higher operating expenses.

Revenues

Revenues of $191,484 earned during quarter ended June 30, 2004 increased by $6,366 or 3% over the comparable period last year. Revenues of $379,787 earned during the six months ended June 30, 2004 decreased by $27,146 or 7% versus last year. The decrease in revenues is due largely from a one-time customer order received in March 2003 and which was valued at $37,287. The increase in revenues during the quarter ended June 30, 2004 was due to a continued acceptance by owners to microchip their pets, increased activity by the biological science community and government agencies for the tracking of non-domesticated species, and due to increased frequency by various municipal animal control agencies to set policy and by-laws for the permanent tagging of pets in their respective communities. We expect this trend to continue in the foreseeable future.

Revenue during the year ended December 31, 2003 increased by $313,155 or 48% over the year ended December 31, 2002. The increase in revenues is due largely from a higher acceptance by owners to microchip their pets, increased activity by the biological science community and government agencies for the tracking of non-domestic species, and due to increased frequency by various municipal animal control agencies to set policy and by-laws for the permanent tagging of pets in their respective communities.

With the continued adoption of permanent tagging of animals and with our focus to expand the use of microchips into the livestock industry, we believe these planned initiatives will continue to elevate our market presence and translate into higher revenues for future reporting periods.

Cost of Revenues

Cost of Revenues of $81,567 for the quarter ended June 30, 2004 decreased by $759 or 1% over the previous year's comparable period while cost of revenues of $165,746 for the six months ended June 30, 2004 decreased by $20,023 or 11% versus last year's comparable period. For the quarter ended June 30, 2004, the decrease in cost of revenues is attributed to a weaker US dollar relative to the Canadian dollar. For the six months ended June 30, 2004, the decrease in cost of revenues is partly attributed to a weaker US dollar and to a lower volume of products sold.

Cost of revenues for the year ended December 31, 2003 increased by $132,202 or 36% over the year ended December 31, 2002. The increase in cost of revenues is attributed to a higher volume of products sold during the year ended December 31, 2002. All of our products purchased for resale in the companion animal and biological sciences markets are paid for with US dollars and sold in canadian dollars.

Gross Margins

Our gross margins increased from 56% to 57% during the quarter ended June 30, 2004 and from 54% to 56% during the six months ended June 30, 2004 as compared to the respective comparable periods in the previous year. Our gross margins have improved because of a weaker US Dollar relative to the Canadian Dollar. All of our products purchased for resale are paid for in US Dollars and sold in Canadian Dollars.

Our gross margins increased from 43% for the year ended December 31, 2002 to 48% for the year ended December 31, 2003. Our gross margins have improved for the current year because of a weaker US dollar relative to the Canadian dollar, and due to larger volume discounts on purchased products.

Research and Development

Research and development expenses of $199,788 for the quarter ended June 30, 2004 increased by $194,207 or 3,480% over last year's comparable period. Research and development expenses of $223,479 for the six months ended June 30, 2004 increased by $217,898 or 3,904% versus last year's comparable period. This increase is due to development fees associated with completion of our second generation DataTRAC(TM) RFID tags for large livestock and for the development of our first generation DataTRAC(TM) RFID tags for small to medium livestock.

General and Administrative

General and administrative expenses for the quarter ended June 30, 2004 of $197,111 were higher by $7,236 or 4% over last year's comparable period due to increased business activity to develop markets for our new DataTRAC(TM) RFID technology.

General and administrative expenses for the six months ended June 30, 2004 of $520,610 were higher by $136,270 or 35% over the previous year's period largely due to $47,352 in higher salaries resulting from increased staff, $59,829 in higher corporate communication charges and $27,415 in director's fees which were not paid previously, and which
were paid in common stock.    The balance of higher general and
administrative expenses during the six months ended June 30, 2004 is attributed to higher expenditures in travel, freight, insurance and other general business expenditures.

Our consultants include Seymour Kazimirski, Hubert Meier, both of whom also serve as directors, Todd Noble, who is the Chief Financial Officer and a director (Mr. Noble was hired as an employee effective July 16, 2003), Gottfried Auer, Saran Yimsrijalernkit, and Keith Taite. For Messrs. Kazimirski, Meier and Noble, please refer to the section titled

 "Business Experience of Officers and Directors" for their qualifications. Messrs. Auer and Yimsrijalernkit of AFG Asia Engineering Co., Ltd. are professional engineers who have led the design, development, testing and implementation of our RFID livestock tags and readers. Mr. Taite is a professional engineer specializing in software development for Honeywell Inc., a diversified technology and manufacturing leader of aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics and advanced materials. Mr. Taite has led the development of our software system to manage data from our RFID readers to computers.

The selling, general and administrative expenses for December 31, 2003 were higher by $416,212 or 113% over the year ended December 31, 2002 largely because of $244,184 in higher consulting fees related to the development of our RFID livestock technology, and the development of distribution and manufacturing channels. We also had higher public company expenses of $31,062 which included filing fees, investor relations, transfer agent fees, press releases, audit fees and legal fees, and which was only prevalent in the last quarter of the previous year. Other higher selling, general and administrative expenses during the year ended December 31, 2003 resulted from $58,900 in non-cash compensation expense related to a share issuance to a related party. The balance of higher general and administrative expenses during the year ended December 31, 2003 is attributed to $43,247 in higher salary expenses, $23,937 in higher product development expenses and $21,613 in higher marketing expenses offset by lower expenses in other general business expenditures.

Interest Expense

During the quarter ended June 30, 2004, interest expense of $580,795 increased by $572,579 or 6,969% when compared to the quarter ended June 30, 2003. Of the total of $580,795 in interest expense for the current quarter, $572,199 is attributed to non-cash interest related to the discount on the Debentures, $3,138 is non-cash interest related to a Note Payable owing to one of our Directors and $5,458 is cash interest expense attributed to our outstanding notes payable.

During the six months ended June 30, 2004, interest expense of $1,022,520 increased by $1,006,000 or 6,090% over the comparable period last year. Of the total of $1,022,520 in interest expense for the quarter ended June 30, 2004, $1,004,794 is attributed to non-cash interest related to the discount on the Debentures, $6,276 is non-cash interest related to a Note Payable owing to one of our directors and $11,450 is cash interest expense attributed to our outstanding notes payable. The $1,004,794 in non-cash interest is comprised of $1,000,000 which is the value of the debentures and $4,794 which is accrued interest at one percent per annum as applied to all outstanding debentures.

Interest expense increased by $625 or 2% during the year ended December 31, 2003 over the year ended December 31, 2002 due to $8,368 in non-cash interest charges related to a convertible debenture issued on
April 28, 2003.   Excluding this non-cash charge, interest expense
decreased due to the conversion of some unsecured notes into common shares during the year ended December 31, 2003 that previously accrued interest and due to the payoff of certain notes during December 31, 2003.

Liquidity and Capital Resources

As at June 30, 2004, we had cash and cash equivalents of $893,043.

During the six months ended June 30, 2004, net cash used in operating activities of $353,500 was higher by $298,934 or 548% as compared to last year's comparable period. Cash used by operating activities for the six months ended June 30, 2004 resulted primarily from our net loss, higher other current assets and higher accounts receivable offset by stock issued for services, depreciation expense, non-cash interest and higher accounts payable and accrued expenses.

For the six months ended June 30, 2004, net cash used by investing activities of $12,222 was higher by $9,122 or 294% during the prior year's comparable period. Cash used by investing activities resulted from our purchase of office furniture and equipment, computer hardware, and software. We have no commitments for future purchases of capital assets.

For the six months ended June 30, 2004, net cash provided by financing activities of $1,178,903 provided higher cash of $1,109,376 or 1,596% as compared to the previous year's comparable period. During the six months ended June 30, 2004, cash has been provided through proceeds from a convertible debenture related to the Agreement and Plan of Merger (See Note 2), proceeds raised from a subscription agreement and proceeds from exercised options offset by payments on notes payable.

As a result of the HEM Mutual Assurance LLC Debenture Agreement as acquired by Advanced ID in a merger agreement with AIDO Acquisition, Inc. and Universal Pet Care, Inc. on January 20, 2004, $995,500 in principal amount of the First Debenture became convertible into unrestricted shares of Advanced ID common stock at a conversion price that is the lower of $0.95 or the average of the three lowest closing per share bid prices for the Common Stock during the 40 trading days prior to conversion. $4,500 in principal amount of the Second Debenture also became convertible into unrestricted shares of Common Stock at a conversion price of $0.01 per share. The conversion price and number of shares of Common Stock issuable upon conversion of the First and Second Debentures is subject to adjustment for stock splits, stock dividends, combinations and other dilutive events. As a requirement of the Debenture Agreement, a total of 50 million shares were held in escrow. Effective June 29, 2004, the remaining balance owing on the $995,500 debenture was converted into Advanced ID common stock. As a result, the $995,500 debenture and the $4,500 debenture, plus accrued interest, have been fully converted thereby terminating this Debenture Agreement. A total of 3,075,341 common shares were issued to pay back both debentures. The remaining 46,924,659 shares held in escrow were returned to Advanced ID's transfer agent and have been canceled. To review all documents pertaining to this transaction, please refer to our Form 8-K filed on February 10, 2004 which can be accessed via the U.S. Securities and Exchange Commission's website at www.sec.gov.

Our internal and external sources of liquidity have included cash generated from operations, cash generated from the exercise of options and warrants, proceeds raised from subscription agreements and private placements, and advances from related parties. We are currently not aware of any trends that are reasonably likely to have a material impact on our liquidity. Our current cash balance is sufficient to fund our current operations and will not be sufficient to fund our long term needs. It is our intent to secure a market share in the livestock identification industry which we feel will require additional capital over the long term to undertake sales and marketing initiatives, further our research and development, and to manage timing differences in cash flows from the time product is manufactured to the time it is sold and cash is collected from the sale. Our capital strategy is to increase our cash balance through financing transactions, including the issuance of debt and/or equity securities. No firm commitment arrangements have been entered into for future financing and no assurances can be given that adequate levels of additional funding can be obtained on favorable terms, if at all.

As at December 31, 2003, we had cash and cash equivalents of $60,572.

During the year ended December 31, 2003, net cash used in operating activities was lower by $126,310 or 69% as compared to the year ended
December 31, 2002.   Cash used by operating activities during the year
ended December 31, 2003 resulted primarily from our net loss, higher inventory and higher other current assets offset by depreciation, stock issued for services, non-cash interest, lower receivables, and higher accounts payable and accrued liabilities.

For the year ended December 31, 2003, net cash used by investing activities was higher by $13,178 or 355% over the year ended December 31, 2002. Cash used by investing activities resulted from our purchase of computer hardware, software and office furniture. We have no commitments for future purchases of capital assets.

For the year ended December 31, 2003, net cash provided by financing activities provided lower cash of $89,614 or 45% as compared to the
year ended December 31, 2002.   During the year ended December 31,
2003, cash has been provided through advances from a related party, issuance of notes payable and proceeds from the exercise of warrants and options offset by principal payments of notes payable.

Subsequent to December 31, 2003, we secured $250,000 in gross proceeds on January 12, 2004 pursuant to a share subscription agreement with four third party investors. In addition, we secured $1 million in gross proceeds on January 20, 2004.

Controls and Procedures.   The chief executive officer/chief financial
officer of Advanced ID has made an evaluation of the disclosure controls and procedures relating to the financial statements of Advanced ID for the three months ended March 31, 2004 as filed with the Securities and Exchange Commission and has judged such controls and procedures to be effective as of March 31, 2004 (the evaluation date).

There have not been any significant changes in the internal controls of Advanced ID or other factors that could significantly affect internal controls relating to Advanced ID since the evaluation date.


                           Management

Our bylaws provide that the number of directors who shall constitute the whole board shall be such number as the board of directors shall at the time have designated. We confirm that the number of authorized directors has been set at five pursuant to our bylaws. Each director shall be selected for a term of one year and until his successor is elected and qualified. Vacancies are filled by a majority vote of the remaining directors then in office with the successor elected for the unexpired term and until the successor is elected and qualified.

The directors and executive officers are as follows:

NAME AND ADDRESS                     AGE      POSITIONS HELD          SINCE
Barry Bennett, Calgary, Alberta      54   Director, President & CEO   Oct/2002
Seymour Kazimirski, Honolulu, Hawaii 56   Director                    Oct/2002
Che Ki Li, Shenzhen, China           56   Director                    May/2003
Hubert Meier, Kowloon, Hong Kong     57   Director                    Feb/2003
Todd Noble, Calgary, Alberta         40   Director, CFO & Secretary   Oct/2002

BUSINESS EXPERIENCE OF OFFICERS AND DIRECTORS
---------------------------------------------

Barry Bennett, B.Sc., P.Ag. - Director, President & CEO. Prior to joining Advanced ID, Mr. Bennett was General Manager of the Canadian Simmental Association from August 1990 to February 2001, a 4,000 member organization responsible for pedigree business related to Simmental
cattle.   From February 1977 to August 1990, Mr. Bennett was with the
Canadian Imperial Bank of Commerce where he served in various positions with the Agriculture division and with his final posting as the Alberta Regional Manager of Agriculture.

Seymour Kazimirski - Director. In 1995, Mr. Kazimirski established Hawaii Pet Care Alliance which is involved in radio frequency identification for companion animals, and where he continues to serve as President. From 1995 to 1998, Mr. Kazimirski consulted to AVID Inc., a manufacturer of radio frequency identification microchips and readers. In 1993, Mr. Kazimirski established Global Consulting that houses his consulting operations that specializes in finance, administration and marketing. In 1980, Mr. Kazimirski established Florexotica International Inc., an import/export business acquiring products from Asia and Europe and resold to U.S. military and major retail stores.

Che Ki Li - Director. Mr. Li is Chairman of the Board and Managing Director of Guide Trend Technology Company that he founded in 1980. Guide Trend is a leading technology plastic manufacturer serving global companies such as Siemens, Philips, Marantz, Denon, Daewoo, Bang & Olufsen and Minolta. Guide Trend has over 500 employees operating in an 11,000 square meter facility that is ISO and UL certified.

Hubert Meier - Director. Mr. Meier is a graduate of electronic
engineering at Oskar von Miller Polytech in Munich.   Mr. Meier has
been operating his own consultancy firm specializing in radio frequency identification technology since May 2002. Prior to this Mr. Meier was with Hana Technologies Ltd. in Hong Kong, a technology company specializing in the development and manufacturing of integrated circuits, light emitting diodes, smart cards, RFID technology, and other electronic components and devices, from 1997 to 2002 where he
served as CEO, Managing Director and Board member.   From 1993 to 1997,
Mr. Meier served as the Vice President Sales, Managing Director and Board member of Temic Hong Kong, a German based company supplying electronics for applications in power train, safety and body
electronics.   From 1978 to 1993, Mr. Meier was with Eurosil, a German
company involved in developing and manufacturing integrated circuits, where he served as Sales Director, Managing Director and Board member.

Todd Noble, B.Comm., B.A., CFA - Director & CFO. Mr. Noble's work experience includes being the CFO from July 2000 to May 2003 for GiveMePower Corporation, an OTC bulletin board company in the field of software technology. Mr. Noble was also a consultant specializing in finance, treasury, cash management and hedging from December 1998 to July 2000. From September 1997 to November 1998, Mr. Noble was the Treasurer of The Forzani Group Ltd., a national retailer listed on the Toronto stock exchange. From August 1994 to August 1997, Mr. Noble was the Treasury Manager of Agrium Inc., an international fertilizer producer listed on the New York stock exchange.

The above named directors will serve in their capacity as director until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected for one-year terms.

Executive Compensation

We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

On January 1, 2004, Advanced ID entered into an employment agreement with Barry Bennett, our CEO. The agreement has no specific term and may be terminated by Advanced ID or Mr. Bennett, subject to the other provisions of the agreement. Mr. Bennett shall receive an annual salary of $92,000 Canadian dollars and a bonus determined at the sole discretion of the board of directors. Advanced ID shall set proposed milestones and proposed bonuses if those milestones are met each year.

On January 1, 2004, Advanced ID entered into an employment agreement with Todd Noble, our CFO. The agreement has no specific term and may be terminated by Advanced ID or Mr. Noble, subject to the other provisions of the agreement. Mr. Noble shall receive an annual salary of $78,000 Canadian dollars and a bonus determined at the sole discretion of the board of directors. Advanced ID shall set proposed milestones and proposed bonuses if those milestones are met each year.

The following shows the annual salaries, bonuses and stock options for our executive officers:

-------------------------------------------------------------------------------------------------------------------------+
                                             SUMMARY COMPENSATION TABLE
+----------------------------------------------------------------+--------------------------------------------------------+
|                                                                | Long-Term Compensation                                 |
+----------------------+-----------------------------------------+------------------------------+-------------------------+
|                      | Annual Compensation                     | Awards                       | Payouts                 |
+----------------------+---------+-----------+-------------------+-----------+------------------+-------------------------+
|(a)        |   (b)    | (c)     |   (d)     | (e)               | (f)       |  (g)             |  (h)       (i)          |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------
|Name and   |          |         |           | Other             |Restricted | Securities       |          |              |
|Name and   |          | Annual  |   Annual  | Annual            |Stock      | Underlying       |LTIP      | All Other    |
|Principal  | Fiscal   | Salary  |   Bonus   | Compensation      |Awards     | Options/SARs     |Payouts   | Compensation |
|Position   |  Year    | ($)     |   ($)     | ($)               |($)        | (#)              |($)       | ($)          |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------+
|Barry      |  2003    | $62,000 |   $0      | $0                |$0         | 250,000          |$0        | $0           |
|Bennett,   |  2002    | $62,000 |   $0      | $0                |$0         |       0          |$0        | $0           |
|CEO        |  2001    | $62,000 |   $0      | $0                |$0         |       0          |$0        | $0           |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------+
|Todd       |  2003    | $52,000 |   $0      | $0                |$0         | 200,000          |$0        | $0           |
|Noble,     |  2002    | $32,000 |   $0      | $0                |$0         |       0          |$0        | $0           |
|CFO        |  2000    | $0      |   $0      | $0                |$0         |       0          |$0        | $0           |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------+

               Option/SAR Grants in Last Fiscal Year

                              Individual Grants
---------------------------------------------------------------------------------
(a)                (b)                (c)                 (d)                (e)
                Number of
                Securities         % of Total
                Underlying         Options/SARs
                Options/           Granted to
                SARs               Employees in      Exercise or Base     Expiration
Name            Granted(#)         Fiscal Year       Price ($/Sh)            Date

Barry Bennett    250,000            29.4% 		$0.10/share		  Oct. 17, 2012
Todd Noble       200,000            23.5%			$0.10/share		  Oct. 17, 2012

                Option/SAR Grants in Last Fiscal Year

(a)                (b)                (c)                 (d)                (e)
                                                      Number of
                                                      Securities         Value of
                                                      Underlying         Unexercised
                                                      Unexercised        In-the-Money
                                                      Options/SARs       Options/SARs at
                                                      FY-End(#)          FY-End($)
                Shares Acquired                       Exercisable/       Exercisable/
Name            on Exercised(#)     Value Realized($)   Unexercisable      Unexercisable
---------------------------------------------------------------------------------------

Barry Bennett           -                 -               250,000			$212,500
Todd Noble              -                 -               200,000         	$170,000

We do not have any standard arrangements by which directors are compensated for any services provided as a director. On April 2, 2003, we issued a total of 850,000 options to our directors and on April 22, 2004, we issued a total of 1,150,000 options to our directors. No cash has been paid to the directors in their capacity as such.

       Security Ownership of Certain
       Beneficial Owners and Management

The following table sets forth, as of September 1, 2004, the number and percentage of outstanding shares of Advanced ID common stock owned by
(i) each person known to us to beneficially own more than 5% of its outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

(I) PERSONS BENEFICIALLY OWNING MORE THAN 5% OF OUTSTANDING COMMON STOCK
------------------------------------------------------------------------

Name of Beneficial Owners   Common Stock Beneficially Owned   Percentage

Heritage Ventures Ltd.               15,928,540                36.8%

Heritage Ventures Ltd. is a widely held public company that was de-listed from trading on the Alberta Stock Exchange, predecessor to the TSX Venture Exchange, effective May 7, 1999. The largest shareholder that we are aware of controls approximately 5.3% of the outstanding shares in Heritage Ventures.

 (II) DIRECTORS OF ADVANCED ID
-----------------------------

Name of Beneficial Owners   Common Stock Beneficially Owned   Percentage

Barry Bennett                           511,000                 1.2%
Seymour Kazimirski                    1,015,669                 2.4%

Che Ki Li                               110,000                 0.3%
Hubert Meier                            650,000                 1.6%
Todd Noble                              210,000                 0.5%

 (III) OFFICERS OF ADVANCED ID
-----------------------------

Name of Beneficial Owners   Common Stock Beneficially Owned   Percentage

Barry Bennett                           511,000                 1.2%
Todd Noble                              210,000                 0.5%


(IV) DIRECTORS AND OFFICERS OF ADVANCED ID AS A GROUP
-----------------------------------------------------

Name of Beneficial Owners   Common Stock Beneficially Owned   Percentage

Directors and Officers                2,496,669                 6.0%

1 Based upon 41,594,509 issued and outstanding as of June 30, 2004.


                Certain Relationships and Related Transactions

BARRY BENNETT
-------------

Advances from related parties include an unsecured advance from Barry Bennett, Advanced ID's president and director, totaling approximately $7,138. The funds were advanced to Advanced ID on September 26, 2001 for an undefined term at an interest rate of 10% per annum. On March 16, 2004, the principal plus accrued interest was paid in full to Mr. Bennett.

SEYMOUR KAZIMIRSKI
------------------

In addition to being a director of Advanced ID, Mr. Kazimirski also provides consulting services to Advanced ID for the purposes of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term, and which began January 3, 2003. For fiscal 2003, Mr. Kazimirski was paid consulting fees totaling $76,930 of which $64,814 was paid in the form of common stock of Advanced ID based on current market prices. This equated to a total of 408,169 shares.

HUBERT MEIER
------------

In addition to being a director of Advanced ID, Mr. Meier also provides consulting services to Advanced ID for the purposes of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of our DataTRACT RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers, sourcing antennae design suppliers, and overall product development. His contract began on May 21, 2002 and expires in three years. For fiscal 2003, Mr. Meier was paid consulting fees totaling $42,903 of which $32,000 was paid in the form of common stock of Advanced ID based on current market prices. This equated to a total of 320,000 shares.

CHE KI LI
---------

Mr. Li is a director of Advanced ID. On April 28, 2003, Advanced ID signed a convertible debenture agreement with Mr. Li. The lender provided a loan for up to $100,000, with $50,000 received upon execution and the balance to be received upon approval by the Canadian Cattle Identification Agency for Advanced ID's livestock RFID tag. To date, Advanced ID has received $50,000 under the agreement. As of June 30, 2004, a total of $5,889 in interest has been accrued.

The outstanding balance is due on April 28, 2006 and bears interest at 10% per annum. The note is convertible into common stock at $0.25 per share, the fair value on the date of the note. In addition, Advanced ID issued third party warrants to acquire 250,000 shares of Advanced ID common stock at $0.25 per share. The warrants expire on April 28, 2006. The note was discounted by $37,641, which is the fair value assigned to the warrants. The discount is being amortized over the term of loan. During the six months ended June 30, 2003, Advanced ID recorded $2,092 of interest expense related to the discount on the note.

TODD NOBLE
----------

On October 9, 2003, 190,000 shares of our common stock were issued to Mr. Noble, an officer and director of Advanced ID, as consideration for his agreement to join Advanced ID in October 2002, the payment of which had been outstanding since this date. Advanced ID recorded $58,900 of non-cash expense in 2003 for the issuance of the stock based on the closing price on the date issued.


             Description of Capital Stock

The following statements constitute brief summaries of Advanced ID's certificate of incorporation and bylaws, as amended.

Common Shares. Advanced ID's articles of incorporation authorize it to issue up to 100,000,000 common shares and 500,000 preferred shares, $0.01 par value per common and preferred share.

Liquidation Rights.   Upon liquidation or dissolution, each outstanding
common share will be entitled to share equally in the assets of Advanced ID legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.   There are no limitations or restrictions upon the
rights of the board of directors to declare dividends out of any funds legally available therefore. Advanced ID has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of
Advanced ID.   Accordingly, future dividends, if any, will depend upon,
among other considerations, Advanced ID's need for working capital and its financial conditions at the time.

Voting Rights.   Holders of common shares of Advanced ID are entitled
to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights.   Common shares are not redeemable, have no conversion
rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering. Common Shares do not have cumulative voting features.

Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Units.    Advanced ID has authorized the issuance of 2,500,000 units.
Each unit consists of one common share and one warrant to purchase one common share with an exercise price of $1.00 for a period of three years. The common shares and warrants comprised in the units are immediately separately detachable.

Warrants.    Advanced ID has authorized the issuance of 2,500,000
warrants.   Each warrant is exercisable into one common share at $1.00 per warrant. The warrants have an exercise period of three years from the date the registration statement is declared effective.

Transfer Agent. Signature Stock Transfer, Inc. of 2301 Ohio Drive, Suite 100, Plano, Texas, 75093 acts as Advanced ID's transfer agent.


              Shares Eligible For Future Sale

Upon the date of this prospectus, there are 41,594,509 shares of our common stock outstanding of which 15,060,082 common shares may be freely traded without restriction. Of the 15,060,082 freely tradable shares, 10,625,724 shares originated from USA Sunrise Beverages, the previous entity prior to the reverse merger; 1,359,017 shares were issued pursuant to a Form S-8 filed on December 19, 2002; and 3,075,341 shares were issued pursuant to the Regulation D, Rule 504 private placement with HEM Mutual Assurance LLC.

Promoters or affiliates of a blank check company and their transferees would act as "underwriters" under the Securities Act of 1933 when reselling the securities of the blank check company. Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Additionally, shareholders who obtained securities directly from a blank check issuer and through promoters and affiliates, cannot use Rule 144 to resell their securities, since their resale transactions would appear to be designed to distribute or redistribute securities to the public without compliance with the registration requirement of the Securities Act.

Upon the effectiveness of this registration statement, up to an additional 5,487,500 common shares to be issued upon conversion of the debentures, exercise of the warrants or to be resold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. The remaining common shares will be restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Advanced ID is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

   - one percent of the number of then outstanding shares of common stock, or

   - the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Advanced ID under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

                  Plan of Distribution

This prospectus relates to the sale of 2,500,000 units and 487,500 common shares being registered on behalf of a selling security holder.


We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement.

The offering shall terminate on December 31, 2005.

Our common shares are traded on the NASD over-the-counter bulletin
board.   The selling security holder may sell his common shares in one
or more transactions.   These may include "block" transactions in the
over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at prevailing market prices.

The selling security holder may effect such transactions by selling the common shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling security holder and/or the purchaser(s) of the common shares for whom they may act as agent.

The selling security holder and any agents, dealers or underwriters that act in connection with the sale of the common shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the common shares might be deemed to be underwriting discounts or commissions under the Securities Act.

Advanced ID is not aware of any current or future plans, proposals, arrangements or understandings by any selling security holders to distribute their registered shares of common stock of Advanced ID to their respective outstanding shareholders or partners.

Advanced ID is not aware of any plans, arrangements or understandings by any selling security holders to sell their registered shares of common stock to any particular individual(s) or to use such registered shares to satisfy contractual obligations.

Advanced ID will receive no portion of the proceeds from the sale of the common shares by the selling security holder and will bear all of the costs relating to the registration of this offering, other than any
fees and expenses of counsel for the selling security holder.   Any
commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the common shares will be borne by the selling security holder.

     Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                Market for Common Stock and
                Related Stockholder Matters

Our common stock is traded over the counter and is listed by the Over The Counter Bulletin Board (OTCBB) under the trading symbol AIDO. Our common stock began trading on the OTCBB effective October 17, 2002 upon conclusion of our reverse merger with USA Sunrise Beverages, Inc. The market prices noted below were obtained from the OTCBB and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                          Fiscal 2003                                      Fiscal 2002
             High                     Low                 High                     Low
First Quarter     $0.17                    $0.06          n/a                      n/a
Second Quarter    $0.36                    $0.09          n/a                      n/a
Third Quarter     $0.49                    $0.22          n/a                      n/a
Fourth Quarter    $1.16                    $0.28         $0.52                   $0.14

HOLDERS
-------

As of September 1, 2004, the approximate number of shareholders of common stock of Advanced ID was 1,602.

DIVIDENDS
---------

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors as the board of directors deems relevant.

                          Experts

The financial statements of Advanced ID appearing in this registration statement have been audited by Malone & Bailey, PLLC, independent auditors and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                    Legal Proceedings

There are no legal proceedings, pending or threatened, against Advanced ID or its officers or directors in their capacity with Advanced ID at this time.

                     Legal Matters

Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by Jody M. Walker, Centennial, Colorado

                 Where You Can Find More Information

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Advanced ID Corporation
6143 - 4 Street SE, Suite 14
Calgary, Alberta, Canada
T2H 2H9
Telephone: (403) 264-6300

Attention: Todd Noble, Chief Financial Officer

Our fiscal year ends on December 31st. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

                   FINANCIAL STATEMENTS

The following financial statements required by Item 310 of Regulation S-B are furnished below:

Balance Sheet - June 30, 2004
Statement of Operations for the six months ended June 30, 2004 and 2003
Statement of Cash Flows for the six months ended June 30, 2004 and 2003
Notes to Financial Statements

Independent Auditor's Report dated March 18, 2004
Balance Sheet - December 31, 2003
Statement of Operations for the years ended December 31, 2003 and 2002 Statement of Changes In Stockholders' Equity for the years ended
December 31, 2003 and 2002
Statement of Cash Flows for the Years Ended December 31, 2003 and 2002 Notes to Financial Statements

                             ADVANCED ID CORPORATION
                                  BALANCE SHEET

               ASSETS                                      June 30,        December 31,
                                                             2004              2003
                                                          -----------      -----------
                                                         (Unaudited)
Current assets
  Cash                                                    $   893,043      $    60,572
  Trade accounts receivable, net of allowance for doubtful
    accounts of $4,257                                         39,247           35,371
  Marketable Securities                                         6,939            7,197
  Inventory                                                    63,124           38,155
  Prepaid expenses                                              4,399            4,563
                                                          -----------      -----------
    Total current assets                                    1,006,752          145,858

Fixed Assets, net                                              24,987           16,290
                                                          -----------      -----------

    Total assets                                          $ 1,031,739      $   162,148
                                                          ===========      ===========

                   LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Notes payable                                           $    59,257      $   137,333
  Advanced from related parties                                33,263           28,465
  Accounts payable                                             95,766           89,167
  Accrued liabilities                                          82,477           32,313
                                                          -----------      -----------
    Total current liabilities                                 270,763          287,278
                                                          -----------      -----------
COMMITMENTS

STOCKHOLDERS' EQUITY:
  Series A preferred stock, $0.01 par; 500,000 shares
    authorized none issued                                         --               --
  Common stock, $0.01 par value, 100,000,000 shares
    authorized, 41,594,509 and 37,699,168 shares issued
    and outstanding                                           415,945          376,992
  Additional paid-in capital                                3,031,784          652,082
  Accumulated deficit                                      (2,707,905)      (1,155,336)
  Accumulated other comprehensive income                       21,152            1,132
                                                          -----------      -----------
    Total Stockholders' Equity (Deficit)                      760,976         (125,130)
                                                          -----------      -----------

Total liabilities and stockholders' equity (deficit)      $ 1,031,739      $   162,148
                                                          ===========      ===========

                             ADVANCED ID CORPORATION
                            STATEMENTS OF OPERATIONS
                Three and Six Months Ended June 30, 2004 and 2003
                                   (Unaudited)

                                      Three Months Ended               Six Months Ended
                                           June 30,                        June 30,
                                           --------                        --------
                                   2004              2003          2004           2003
                               ------------      ------------   -----------  ------------
Revenues                       $    191,484      $    185,118  $    379,787  $    406,933
Cost of revenues                     81,567            82,326       165,746       185,769
                               ------------      ------------  ------------  ------------
  Gross profit                      109,917           102,792       214,041       221,164

Research and development expense    199,788             5,581       223,479         5,581
General and administrative expense  197,111           189,875       520,610       384,340
                               ------------      ------------  ------------  ------------

Loss from operations               (286,982)          (92,664)     (530,048)     (168,757)

  Interest expense                 (580,795)           (8,216)   (1,022,520)      (16,520)
                               ------------      ------------  ------------  ------------

Net loss                       $   (867,777)     $   (100,880) $ (1,552,568) $   (185,277)
                               ============      ============  ============  ============

Comprehensive Income (Loss):

  Foreign currency translation       33,376            28,354        20,022        47,741
                               ------------      ------------  ------------  ------------

Comprehensive income (loss)    $   (834,401)     $    (72,526) $ (1,532,546) $   (137,536)
                               ============      ============  ============  ============

Net loss per share:
  Basic and diluted            $      (0.02)     $      (0.00) $      (0.04) $      (0.01)
                               ============      ============  ============  ============

Weighted average shares outstanding:
  Basic and diluted              40,426,131        36,250,999    39,687,183    35,702,888
                               ============      ============  ============  ============

                             ADVANCED ID CORPORATION
                            STATEMENTS OF CASH FLOWS
                     Six Months Ended June 30, 2004 and 2003
                                   (Unaudited)

                                                               2004             2003
                                                            -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                  $(1,552,568)     $  (185,277)
  Adjustments to reconcile net loss to cash used in operating activities:
      Depreciation                                                3,525              467
      Stock issued for services                                 161,350           75,000
      Non-cash interest                                       1,000,000
        Changes in assets and liabilities:
          Accounts receivable                                    (3,876)           2,943
          Inventory                                             (24,970)         (13,524)
          Accounts payable and accrued expenses                  63,038           65,825
                                                            -----------      -----------
CASH FLOWS USED IN OPERATING ACTIVITIES                        (353,500)         (54,566)
                                                            -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                          (12,222)          (3,100)
                                                            -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from debenture                                     1,000,000           39,885
  Proceeds from subscription agreement                          250,000
  Proceeds from options exercised                                 5,000           50,000
  Payments on notes payable                                     (76,097)         (20,358)
                                                            -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES                          1,178,903           69,527
                                                            -----------      -----------

EFFECT OF EXCHANGE RATE CHANGES                                  19,290            2,919
                                                            -----------      -----------

NET INCREASE (DECREASE) IN CASH                                 832,471           14,780
Cash, beginning of period                                        60,572           36,416
                                                            -----------      -----------
Cash, end of period                                         $   893,043      $    51,196
                                                            ===========      ===========

                             ADVANCED ID CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Advanced ID Corporation ("Advanced ID") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for this interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2003 as reported in the 10-KSB have been omitted.

Recent Accounting Pronouncements:

Advanced ID does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 - CONVERTIBLE DEBENTURES

Advanced ID raised $1,000,000 in cash on January 20, 2004 through the issuance of convertible debentures.

      On January 20, 2004, Advanced ID, AIDO Acquisition, Inc., a Hawaii corporation and a wholly-owned subsidiary of Advanced ID, and Universal Pet Care, Inc., a Hawaii corporation ("UPC") entered into an Agreement and Plan of Merger (the "Merger Agreement"). The merger contemplated by the Merger Agreement (the "Merger") was also completed on January 20, 2004.

      As a result of the Merger, UPC became a wholly-owned subsidiary of Advanced ID and all outstanding shares of UPC's capital stock held by its sole stockholder were converted into 100 shares of Advanced ID common stock. UPC is a private, development stage company formed to pursue opportunities related to identifying and tracking companion animals utilizing radio frequency identification microchips. As of January 20, 2004, UPC had immaterial assets and liabilities other than its obligations under and proceeds from the debentures described below.

      Immediately prior to the Merger, UPC entered into a Convertible Debenture Purchase Agreement (the "Purchase Agreement"), dated as of January 20, 2004, with HEM Mutual Assurance LLC, an accredited investor located in Denver, Colorado ("HEM"), pursuant to which it sold and issued convertible debentures to HEM in an aggregate principal amount of $1,000,000 in a private placement pursuant to Rule 504 of Regulation

D under the Securities Act of 1933, as amended. Two debentures in the aggregate principal amount of $1,000,000 were issued for gross proceeds of $1,000,000 in cash (the "Debentures").

As at June 30, 2004, all $1,000,000 in convertible debentures plus accrued interest had been converted into a total of 3,075,341 shares of Advanced ID common stock. Consequently, the Convertible Debenture Purchase Agreement was terminated effective June 29, 2004, the day on which the final outstanding amount in debentures was converted into Advanced ID common stock.

NOTE 3 - COMMON STOCK

During the six months ended June 30, 2004, Advanced ID issued a total of 3,895,341 shares of common stock.

On January 12, 2004, Advanced ID issued 500,000 shares of common stock for $250,000 in proceeds.

On April 22, 2004, Advanced ID issued 50,000 shares of common stock to its directors as compensation for their services in lieu of paying cash. Advanced ID recorded non-cash compensation expense of $25,000 related to these shares which were valued based on the closing price on the date such shares were approved for issuance.

On May 3, 2004, Advanced ID issued 50,000 shares of common stock to one of its directors who exercised 50,000 options at $0.10 per option for total proceeds of $5,000.

During the six months ended June 30, 2004, Advanced ID issued 220,000 shares of common stock for consulting services rendered in connection with corporate and investor communications. Advanced ID recorded non-cash compensation expense of $136,350 related to these shares which were valued based on the average closing price during the month the shares were issued.

During the six months ended June 30, 2004, Advanced ID issued a total of 3,075,341 shares of common stock related to the conversion of the $1,000,000 debentures plus accrued interest. This debenture has now been terminated.

NOTE 4 - SUBSEQUENT EVENTS

On July and August 2004, Advanced ID issued a total of 60,000 shares of common stock for consulting services rendered in connection with corporate and investor communications. The shares will be valued based on the average closing price for the month in which issued and expensed.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
  Advanced ID Corporation
  Calgary, Alberta, Canada

We have audited the accompanying consolidated balance sheet of Advanced ID Corporation as of December 31, 2003, and the related consolidated statements of operations, stockholders' deficit and comprehensive income and cash flows for each year in the two-year period ended December 31, 2003. These financial statements are the responsibility of Advanced ID's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public
Company Accounting Oversight Board (United States).   Those standards
require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced ID Corporation as of December 31, 2003 and the results of its operations and its cash flows for each year in the two-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


Malone & Bailey, PLLC
Houston, Texas

March 18, 2004

                             ADVANCED ID CORPORATION
                           CONSOLIDTATED BALANCE SHEET
                                DECEMBER 31, 2003

                                          ASSETS
CURRENT ASSETS:
   Cash                                                                          $     60,572
   Trade accounts receivable, net of allowance for doubtful accounts of $4,073         35,371
   Other receivables                                                                    7,197
   Inventory                                                                           38,155
   Prepaid expenses                                                                     4,563
                                                                                 ------------
                         Total current assets                                         145,858
FIXED ASSETS, net                                                                      16,290
                                                                                 ------------
                         Total assets                                            $    162,148
                                                                                 ============


                          LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Notes payable                                                                 $    137,333
   Advances from related parties                                                       28,465
   Accounts payable                                                                    89,167
   Accrued liabilities                                                                 32,313
                                                                                 ------------
                         Total current liabilities                                    287,278
                                                                                 ------------

COMMITMENTS

STOCKHOLDERS' DEFICIT:
   Series A preferred stock, $0.01 par; 500,000 shares authorized; none issued           --
   Common stock, $0.01 par; 100,000,000 shares authorized;  37,699,168 shares
     outstanding                                                                      376,992
   Additional paid-in capital                                                         652,082
   Accumulated deficit                                                             (1,155,336)
   Accumulated other comprehensive income                                               1,132
                                                                                 ------------
                         Total stockholders' deficit                                 (125,130)
                                                                                 ------------
                         Total liabilities and stockholders' deficit             $    162,148
                                                                                 ============

See accompanying summary of accounting policies and notes to financial statements.

                        ADVANCED ID CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 and 2002

                                                                   2003            2002
                                                              ------------    ------------
REVENUES                                                      $    962,988    $    649,833
COST OF REVENUES                                                   500,971         368,769
                                                              ------------    ------------
      Gross profit                                                 462,017         281,064

SELLING, GENERAL AND ADMINSTRATIVE EXPENSE                         786,137         369,925
                                                              ------------    ------------

      Loss from operations                                        (324,120)        (88,861)
                                                              ------------    ------------

OTHER INCOME (EXPENSE):
   Other income                                                       --            50,511
   Interest expense                                                (37,082)        (36,457)
                                                              ------------    ------------
                                                                   (37,082)         14,054
                                                              ------------    ------------

      Net loss                                                $   (361,202)   $    (74,807)
                                                              ============    ============


      Basic and diluted loss per share                        $      (0.01)   $       --
                                                              ============    ============

      Basic and diluted weighted average shares outstanding     36,618,904      29,439,561
                                                              ============    ============


See accompanying summary of accounting policies and notes to financial statements.

                             ADVANCED ID CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                            AND COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2003 and 2002

                                                                                Total
                                  Additional      Accumulated            Stockholders'
                                    Paid -in     Comprehensive  Retained       Equity
               Common Stock         Capital        Income       Deficit      (Deficit)
               ------------         -------        ------       -------      ---------
           Shares         Amounts
           ------         -------
BALANCE, December 31, 2001
            28,000,000      280,000   (279,862)      59,509   (719,327)      (659,680)
Comprehensive loss:
   Net loss         -             -          -            -    (74,807)       (74,807)
   Foreign currency -             -          -       (4,171)         -         (4,171)
                                                                        --------------
      Total comprehensive loss
                    -             -          -            -          -        (78,978)
                                                                        -------------

Contribution to capital for debt
forgiven            -             -     505,724            -         -        505,724

Reverse Acquisition
            7,000,999        70,010     (70,010)           -         -              -
        -------------  ------------  ----------  -----------  --------  -------------
BALANCE, December 31, 2002
           35,000,999  $    350,010  $  155,852  $    55,338 $(794,134) $    (232,934)
         ============  ============  ==========  =========== =========  =============

Comprehensive loss:
   Net loss         -             -           -            -  (361,202)      (361,202)
   Foreign currency -             -           -      (54,206)        -        (54,206)
                                                                        -------------
      Total comprehensive loss
                    -             -           -            -         -       (415,408)
                                                                        -------------
Shares issued for:

   Services 2,178,169        21,782     213,932            -         -        235,714
   Options/Warrants Exercised
              520,000         5,200      46,800            -         -         52,000
Note Payable Discount
                    -             -      37,641            -         -         37,641
Conversion of Debt to Equity
                    -             -     197,857            -         -        197,857
          -----------   -----------  ----------  -----------  --------    -----------
BALANCE, December 31, 2003
           37,699,168   $   376,992  $  652,082  $     1,132 $(1,155,336) $  (125,130)
          ===========   ===========  ==========  ===========  ==========  ===========

See accompanying summary of accounting policies and notes to financial statements.

                             ADVANCED ID CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                  2003         2002
                                                               ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                   $(361,202)   $ (74,807)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation                                                4,310           --
         Stock issued for services                              235,714           --
      Inventory allowance                                            --       30,000
         Non-Cash interest                                        8,368           --
      Debt forgiveness                                               --      (50,511)
      Change in assets and liabilities:
         Trade accounts receivable                               12,304      (29,902)
         Other receivables                                        4,761      (11,958)
         Inventory                                               (2,118)      (6,261)
         Other current assets                                    (2,007)        (647)
         Accounts payable                                        37,862      (35,991)
         Accrued liabilities                                      4,571       (3,670)
                                                              ---------    ---------
Net cash used in operating activities                           (57,437)    (183,747)
                                                              ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed assets                                     (16,889)      (3,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Advances from related party                                 50,000          --
   Proceeds from notes payable                                   41,127      205,763
     Proceeds from Options/Warrants Exercised                    52,000          --
   Principal payments on notes payable                          (32,043)      (5,065)
                                                              ---------    ---------
Net cash provided by financing activities                       111,084      200,698
                                                               ---------    ---------


Effect of Exchange Rate Changes on Cash                         (12,602)         427
                                                              ---------    ---------

NET DECREASE IN CASH                                             24,156       13,667

CASH AND CASH EQUIVALENTS, beginning of year                     36,416       22,749
                                                              ---------    ---------

CASH AND CASH EQUIVALENTS, end of year                        $  60,572    $  36,416
                                                              =========    =========



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Payment of interest                                        $  26,292    $  35,821

NON CASH FINANCING ACTIVITIES:
   Debt exchanged for common stock in reverse acquisition     $ 197,857    $ 505,724



See accompanying summary of accounting policies and notes to financial statements.

                             ADVANCED ID CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reporting Entity
----------------
Advanced ID Corporation (Advanced ID) was incorporated in South Dakota on August 13, 1990. Advanced ID is in the business of marketing radio frequency identification devices (RFID) and proprietary software for the purpose of identifying animals in the companion animal and biological sciences sectors. Advanced ID is a re-seller of products manufactured by Avid Marketing Inc. and its revenues are generated throughout Canada. Advanced ID has also developed RFID technology for the global livestock industry with commercialization of such products expected for fiscal 2004.

Principles of consolidation
---------------------------

All significant inter-company accounts and transactions have been eliminated in consolidation.

Inventory
---------

Inventory consists of finished goods held for resale and is recorded at the lower of cost or net realizable value. Cost is determined on a first in-first out basis. In 2002, Advanced ID recorded an allowance for obsolete inventory of $30,000.

Cash and Cash Equivalents
-------------------------

For the purposes of presenting cash flows, Advanced ID considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Foreign Currency Translation
----------------------------

As nearly all operations are conducted in Canada, the Canadian dollar is the functional currency. All balance sheet accounts have been translated at the current exchange rate as of December 31, 2003. Statement of operations items have been translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of comprehensive loss within stockholders' deficit.

Revenue Recognition
-------------------

Revenue is recognized when the earning process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon shipment of the finished product or performance of services

An allowance for doubtful accounts is provided based on credit experience.

Long-lived Assets
-----------------

Fixed assets are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the two to five year estimated useful lives of the assets.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

Fair Value of Financial Instruments
-----------------------------------

The Company's financial instruments consist of cash and cash equivalents, receivables and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Income Taxes
------------

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Loss Per Common Share
---------------------

Advanced ID is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For 2003 and 2002, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from these estimates.

Reclassifications
-----------------

Certain 2002 amounts have been reclassified to conform to 2003 presentation.

Recent Accounting Pronouncements

Advanced ID does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Stock Options
-------------

The Company has elected to follow APB No. 25, and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, no compensation expense is recognized if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. Advanced ID recognized $58,000 and $0 of compensation in 2003 and 2002, respectively under APB No. 25.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Set forth below is a summary of the Company's net income and earnings per share as reported and pro forma as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The pro forma compensation expense may not be representative of future amounts because options vest over several years and generally expire upon termination of employment, and additional options may be granted in future years.

On April 2, 2003, Advanced ID's board of directors approved the issuance of options to acquire 850,000 shares of common stock at $0.10 per share to four directors. The options vest 50% on October 17, 2003 and 50% on October 17, 2004. As of December 31, 2003, 200,000 of such options were exercised leaving a balance of 650,000.

The following table illustrates the effect on net income and earnings per share if Advanced ID had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based
Compensation, to stock-based employee compensation.

                                                                        Twelve Months Ended
                                                                            December 31,
                                                                            ------------
                                                                      2003               2002
                                                              ---------------    --------------
                Net loss, as reported                         $     (361,202)    $    (74,807)
                                                              ==============     ============

             Deduct: Total stock-based employee
             compensation expense determined under the
             fair value based method for all awards                  (37,773)               -
                                                              --------------     ------------
                Pro forma net loss                            $     (398,975)    $    (74,807)
                                                              ==============     ============

                Pro forma net loss per share:
                Basic and diluted - as reported               $        (0.01)    $      (0.00)
                                                              ==============     ============
                Basic and diluted - pro forma                 $        (0.01)    $      (0.00)
                                                              ==============     ============

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield $0, expected volatility of 100%, risk-free interest rate of 4.0%, and expected lives of 5 years.

NOTE 2 - REVERSE ACQUISITION

On October 17, 2002 Advance ID combined with USA Sunrise Beverages, Inc. (USA), an inactive publicly owned company with no assets or liabilities, in a business combination accounted for as an acquisition of USA and a recapitalization of Advanced ID. USA had then outstanding shares of 10,625,724 and agreed to return 3,624,725 for cancellation, leaving 7,000,999 shares outstanding. USA then issued 28,000,000 shares in exchange for 100% of the outstanding shares of Avid Canada Corporation. Avid Canada's majority stockholder forgave $505,724 in debt which is reflected as a capital contribution in the accompanying statement of stockholders' equity.

During 2003, Advanced ID recorded $197,857 of notes payable as contributed capital related to the reverse acquisition. The debt was with the former parent company of Avid Canada Corporation and was in dispute at December 31, 2002. During 2003, Advanced ID reached an agreement with Avid's former parent and recorded the reduction of notes payable as an increase in additional paid in capital.

NOTE 3 - NOTES PAYABLE

Notes payable at December 31, 2003 consists of the following:

       Note payable, bearing interest at 1.5% per month, unsecured and due
           on demand.                                                           $       70,747
       Notes payable to two individuals bearing interest at 2% per month,
           unsecured and due on demand.                                                 62,717
       Note payable to third party bearing no interest, unsecured and due
           on demand.                                                                    3,869
                                                                                --------------
                                                                                $      137,333
                                                                                ==============

NOTE 4 - COMMON STOCK

In December 2002, Advanced ID created the 2002 Professional/Employee/Consultant Stock Compensation Plan. The purpose of the plan is to provide compensation in the form of common stock to individuals providing services to Advanced ID. The plan provides up to 3,500,000 shares of common stock to be issued at the discretion of the Board of Directors. During 2003, Advanced ID issued 2,178,169 shares of common stock valued at $235,714 using the stock price on the date issued to the following: 1,250,000 to a third party consultant, 728,169 shares to two members of the board of directors for consulting services, 190,000 to the chief financial officer as consideration for becoming an employee, and 10,000 shares for legal services.

Advanced ID issued 320,000 shares of common stock during 2003 related to the exercise of warrants, resulting in proceeds totaling $32,000.

Advanced ID issued 200,000 shares of common stock during 2003 related to the exercise of options, resulting in proceeds totaling $20,000.

NOTE 5 - INCOME TAXES

Advanced ID has had losses since inception and therefore has no income tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative Canadian net operating loss carry-forward is approximately $988,000 at December 31, 2003, and will expire in various years through 2022. Advanced ID recorded an increase in the valuation allowance of $143,000 and $16,000 for the years ended December 31, 2003 and 2002, respectively.

Deferred income taxes consist of the following at December 31, 2003:

                                            2003
                                       ---------------
Long-term:
   Deferred tax assets                 $      336,000
   Valuation allowance                       (336,000)
                                       --------------
                                       $           --
                                       ==============

NOTE 6 - COMMITMENTS

Consulting Agreement

On May 21, 2002, Advanced ID entered into a consulting agreement with a member of the board of directors related to the development of the company's various RFID products. The agreement is for three years with compensation determined based on hours worked at $175 per hour. The agreement also gives the director the right to purchase up to 320,000 shares of Advanced ID common stock at $0.10 per share. The warrants vest immediately and the right to purchase these shares expires June 2004. Such warrants were exercised on October 17, 2003. The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield and expected volatility of 0.001%; risk-free interest rate of 4.0%, and an expected life of 2 years. No compensation cost was recognized related to these warrants because the fair value calculated was $0.

Employment Agreement

On February 28, 2001, Advanced ID entered into an employment agreement with the President and Chief Operating Officer for a period of three years and eleven months with an annual salary of $62,000. In addition, Advanced ID was required to issue 500,000 shares of Advanced ID common stock in conjunction with the reverse acquisition discussed in Note 2. As of December 31, 2003, 500,000 shares have been issued.

Operating Lease

Advanced ID entered into a sub-lease on June 1, 2003 for 2,304 square feet of office space with such term expiring August 31, 2007. Total rent expense for 2003 and 2002 was approximately $23,930 and $28,534, respectively.

At December 31, 2003, future minimum lease payments under this operating lease are as follows:
        2004                                            $       18,000
        2005                                                    18,000
        2006                                                    18,000
        2007                                                    12,000
                                                        --------------
                                                        $       66,000
                                                        ==============

NOTE 7 - STOCK OPTIONS AND WARRANTS

Options:

On April 2, 2003 pursuant to Advanced ID's Stock Option and Incentive Plan (the "Plan"), Advanced ID's board of directors approved the issuance of options to acquire 850,000 shares of common stock at $0.10 per share to four directors. Under the Plan, Advanced ID is allowed to issue options up to 10% of the issued and outstanding Common Stock of the Company. The options vest 50% on October 17, 2003 and 50% on October 17, 2004.

        The following table summarizes stock option activity:

Outstanding, January 1, 2003                                              -
Granted                                                             850,000
Canceled or expired                                                       -
Exercised                                                          (200,000)
                                                             --------------
Outstanding, December 31, 2003                                      650,000
                                                             ==============
Exercisable at December 31, 2003                                    650,000
                                                             ==============
Weighted-average grant-date fair value of
   options, granted during the year                          $       .0762
                                                             =============
Weighted-average remaining, years of contractual life                    9
                                                             =============

Warrants:

During 2003, Advanced ID issued warrants to acquire 250,000 shares of Advanced ID common stock at $0.25 per share in conjunction with a $50,000 note payable. The warrants expire on April 28, 2006. The note was discounted by $37,641, which is the fair value on the date issued. The fair value was calculated using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield $0, expected volatility of 100%, risk-free interest rate of 4.0%, and expected lives of 2 years

On May 21, 2002, Advanced ID entered into a consulting agreement with a member of the board of directors related to the development of various RFID products of Advanced ID. Included in the agreement was a warrant to purchase 320,000 shares of Advanced ID common stock at $0.10 per share. The options vest immediately and the right to purchase these shares expire June 2004. The fair value of the option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield and expected volatility of 0.001%; risk-free interest rate of 4.0%, and an expected life of 2 years. No compensation cost was recognized related to these options because the fair value calculated was $0. On October 17, 2003, the warrants were exercised and Advanced ID received proceeds totaling $32,000.

As of December 31, 2003, Advanced ID only had the 250,000 warrants noted above outstanding. These warrants expire on April 28, 2006.

NOTE 8 - RELATED PARTY TRANSACTIONS

Advances from related parties includes an unsecured advance from Advanced ID's President totaling approximately $7,738.

On April 28, 2003, Advanced ID signed a convertible debenture agreement with a Director. The lender provided a loan for $100,000, with $50,000 received upon execution and the balance to be received upon approval by the Canadian Cattle Identification Agency for Advanced ID's livestock RFID tag. At December 31, 2003, Advanced ID had received $50,000 under the agreement. The balance is due on April 28, 2006 and bears interest at 10% per annum. The note is convertible into common stock at $0.25 per share, the fair value on the date of the note. In addition, Advanced ID issued third party warrants to acquire 250,000 shares of Advanced ID common stock at $0.25 per share. The warrants expire on April 28, 2006. The note was discounted by $37,641, which is the fair value assigned to the warrants. The discount is being amortized over the term of loan. During the twelve months ended December 31, 2003, Advanced ID recorded $8,368 of interest expense related to the discount on the note. The net balance of the note at December 31, 2003 was $20,727.

Advanced ID paid consulting fees to members of the board of directors totaling approximately $119,833 in 2003 of which $96,814 was paid through the issuance of common stock.

On October 9, 2003, 190,000 shares of our Common Stock were issued to one of our Officers as consideration for his agreement to join Advanced ID. Advanced Id recorded $58,900 of expense in 2003 for the issuance of the stock based on the closing price on the date issued.

NOTE 9 - CONCENTRATIONS OF CREDIT RISK

As of December 31, 2003 and 2002, amounts due from Canadian customers which exceeded 10% of trade accounts receivables amounted to an aggregate of $29,654 from three customers and $36,695 from three customers, respectively.

Four customers accounted for 15%, 15%, 14% and 11%, respectively, of total revenues in 2003 and four customers accounted for 30%, 18%, 16% and 10%, respectively, of total revenues in 2002.

Two suppliers accounted for 100% of total purchases of inventory for both 2003 and 2002.


NOTE 10 - SUBSEQUENT EVENTS

On January 12, 2004, Advanced ID issued a total of 500,000 shares of our Common Stock to four third party investors for $250,000 and warrants to acquire 122,500 shares of common stock at $1.00 per share. The warrants have a three year life.

On January 14, 2004, Advanced ID issued 75,000 shares of our Common Stock for consulting services rendered in connection with corporate communications. The shares will be valued based on the closing price on the date issued and expensed.

On January 20, 2004, Advanced ID, AIDO Acquisition, Inc., a Hawaii corporation and a wholly-owned subsidiary of Advanced ID, and Universal Pet Care, Inc., a Hawaii corporation ("UPC") entered into an Agreement and Plan of Merger (the "Merger Agreement"). The merger contemplated by the Merger Agreement (the "Merger") was also completed on January 20, 2004. As a result of the Merger, UPC became a wholly-owned subsidiary of Advanced ID and all outstanding shares of UPC's capital stock held by its sole stockholder were converted into 100 shares of Advanced ID common stock. UPC is a private, development stage company formed to pursue opportunities related to identifying and tracking companion animals utilizing radio frequency identification microchips. As of January 20, 2004, UPC had immaterial assets and liabilities other than its obligations under and proceeds from the debentures described below.

Immediately prior to the Merger, UPC entered into a Convertible Debenture Purchase Agreement (the "Purchase Agreement"), dated as of January 20, 2004, with HEM Mutual Assurance LLC, an accredited investor located in Denver, Colorado ("HEM"), pursuant to which it sold and issued convertible debentures to HEM in an aggregate principal amount of $1,000,000 in a private placement pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. Two debentures in the aggregate principal amount of $1,000,000 were issued for gross proceeds of $1,000,000 in cash (the "Debentures"). Each of the Debentures has a maturity date of January 20, 2009, subject to earlier conversion or redemption pursuant to its terms, and bears interest at the rate of 1% per year, payable in cash or shares of common stock at the option of the holder of the Debentures. As a result of the Merger, Advanced ID has assumed the rights and obligations of UPC in the private placement, including gross proceeds raised through the sale of the Debentures, the
Note issued by HEM to UPC, and UPC's obligations under the Debentures and Purchase Agreement.

As a result of the Merger, $995,500 in principal amount of the First Debenture is now convertible into unrestricted shares of Advanced ID common stock (the "Common Stock") at a conversion price that is the lower of $0.95 or the average of the three lowest closing per share bid prices for the Common Stock during the 40 trading days prior to conversion. $4,500 in principal amount of the Second Debenture is also now convertible into unrestricted shares of Common Stock at a conversion price of $0.01 per share. In February 2004, the $4,500 debenture was converted into 450,184 shares of common stock and $400,000 of the $995,000 debenture was converted into 800,504 shares of common stock.

The conversion price and number of shares of Common Stock issuable upon conversion of the First and Second Debenture (the "Debentures") is subject to adjustment for stock splits, stock dividends, combinations and other dilutive events. To satisfy its conversion obligations under the Debentures, Advanced ID has placed 50,000,000 shares of Common Stock into escrow for potential issuance to HEM upon conversion of the Debentures.

The Debentures may never be converted into an aggregate of more than 3,000,000 shares of Common Stock unless Advanced ID elects to increase the number of shares held in escrow and obtains any required stockholder approval in accordance with the rules and regulations of such exchange or market on which Advanced ID's common stock is then listed. If the conversion rate of the Debentures would require Advanced ID to issue more than an aggregate of 3,000,000 shares of Common Stock upon conversion of the Debentures and Advanced ID has not elected to increase the number of shares held in escrow (or fails to obtain any required stockholder approval for such proposed increase), Advanced ID will be required to redeem the unconverted amount of the Debentures for 125% of the principal amount thereof, plus accrued and unpaid interest.

In addition, the Debentures may not be converted if after such conversion the holder would beneficially own more than 5% of Advanced ID's then outstanding Common Stock, unless HEM waives this limitation by providing Advanced ID 75 days prior notice.

Advanced ID has the right to redeem the Debentures, in whole or in part, at any time upon 30 days advanced notice for 125% of the principal amount of the outstanding Debentures being redeemed, plus accrued and unpaid interest. In addition, if at any time any the Debentures are outstanding, Advanced ID receives debt or equity financing in an amount equal to or exceeding Five Million dollars ($5,000,000), Advanced ID is required to redeem the Debentures for 150% of the amount of the then outstanding Debentures, less the amount of the Note if not then repaid. If trading in the Common Stock is suspended on such stock exchange or market upon which the Common Stock is then listed for trading (other than suspensions of trading on such market or exchange generally or temporary suspensions pending the release of material information) for more than 10 trading days, or if the Common Stock is de-listed from the stock exchange or market on which it is then traded and not re-listed on another exchange or market, Advanced ID shall redeem all then outstanding Debentures and any shares of Common Stock held by HEM through prior conversions at an aggregate purchase price as determined in the manner set forth in the Purchase Agreement. Advanced ID would owe any interest penalty of 8% per year on any payments not made within 7 business days of a redemption request made pursuant to the preceding sentence.

                           Prospectus

                     ADVANCED ID CORPORATION



                          2,500,000 Units
      487,500 common shares on behalf of a selling security holder
                          September 12, 2004


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

Until                    2005, all dealers and selling stockholders
that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the registrant.


SEC Registration Fee. . . . . .    $  347.64
Printing and Engraving Expenses       500.00
Legal Fees and Expenses . . . .    18,000.00
Accounting Fees and Expenses. .     5,000.00
Miscellaneous . . . . . . . . .     2,500.00
                                    --------
TOTAL . . . . . . . . . . . . .   $26,347.64
                                    ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth particular information for all our securities sold for the past three years, without registration under the Securities Act.

(i) Fiscal 2002 Transactions
----------------------------
On May 21, 2002, we issued 320,000 warrants to one of our directors, Hubert Meier, as a requirement of a consulting agreement between Mr. Meier and the Company.

On October 17, 2002, Advanced ID combined with USA Sunrise Beverages, Inc. (USA), an inactive publicly owned company with no assets or liabilities, in a business combination accounted for as an acquisition of USA and a recapitalization of Advanced ID. USA had then outstanding shares of 10,625,724 and agreed to return 3,623,725 for cancellation, leaving 7,000,999 shares outstanding. USA then issued 28,000,000 shares in exchange for the 200 shares outstanding of Advanced ID and $490,614 in debt.

These securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1934 to sophisticated investors.

(ii) Fiscal 2003 Transactions
-----------------------------
On April 2, 2003, a total of 850,000 options were issued to the directors which included Hubert Meier, Todd Noble, Seymour Kazimirski and Barry Bennett for services performed as directors.

On April 28, 2003, we entered into a convertible debenture agreement with one of our directors, Che Ki Li to raise up to $100,000 in capital. As part of this agreement, we issued a total of 250,000 warrants to Mr. Li.

On July 7, 2003, we issued 320,000 shares of our common stock to one of our directors, Hubert Meier, for consulting services rendered in connection with product development and engineering.

On July 16, 2003, we issued 265,053 shares of our common stock to one of our directors, Seymour Kazimirski, for consulting services rendered in connection with the development of sales and distribution channels.

On August 22, 2003, we issued 44,099 shares of our common stock to one of our directors, Seymour Kazimirski, for consulting services rendered in connection with the development of sales and distribution channels.

On October 9, 2003, we issued 190,000 shares of our common stock to one of our officers and a director, Todd Noble as consideration for his agreement to join the company in October 2002, the payment of which has been outstanding since this date.

On October 17, 2003, we issued 320,000 shares of our common stock to one of our directors, Hubert Meier, who exercised 320,000 warrants at $0.10 per warrant for total proceeds of $32,000.

On October 20, 2003, we issued 100,000 shares of our common stock to one of our directors, Che Ki Li, who exercised 100,000 options at $0.10 per option for total proceeds of $10,000.

On November 18, 2003, we issued 100,000 shares of our common stock to one of our directors, Seymour Kazimirski, who exercised 100,000 options at $0.10 per option for total proceeds of $10,000.

All of the common shares issued in 2003 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1934 to sophisticated investors.

iii) Fiscal 2004 Transactions
------------------------------
On January 12, 2004, we issued a total of 500,000 shares of our common stock and a total of 122,500 warrants to four investors, Virginia
Brown, David Wagner, Blake Communications, Inc. and Kelly Simon who purchased such shares pursuant to a Section 4(2) subscription agreement.

On January 12, 2004, we issued 25,000 shares of our common stock to Barry Reagh as a finder's fee rendered in connection with the execution of the above noted subscription agreements.

On January 14, 2004, we issued 75,000 shares of our common stock to Lebed & Lara, LLC for consulting services rendered in connection with corporate communications.

On March 1, 2004, we issued 30,000 shares of our common stock to Financial Capital Consultants for consulting services rendered in connection with financial public relations and business development.

On April 1, 2004, we issued 30,000 shares of our common stock to Financial Capital Consultants for consulting services rendered in connection with financial public relations and business development.

On April 22, 2004, we issued a total of 1,150,000 options to the directors which included Hubert Meier, Che Ki Li, Todd Noble, Seymour Kazimirski and Barry Bennett for services performed as directors.

On May 1, 2004, we issued 30,000 shares of our common stock to Financial Capital Consultants for consulting services rendered in connection with financial public relations and business development.

On May 18, 2004, we issued a total of 30,000 options to six employees.

All of the common shares issued in 2004 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1934 to sophisticated investors.

ITEM 27. EXHIBITS

                INDEX TO EXHIBITS


EXHIBIT NO.  IDENTIFICATION OF EXHIBIT
(a)     Exhibits

(3)      Articles of Incorporation, By-Laws and Stock Option Plan.

      (i)      Articles of Incorporation.1
      (ii)     By-Laws. 1
      (iii)    Stock Option and Incentive Plan. 1
      (iv)     Instruments defining warrants
(5)     Consent and opinion of Jody M. Walker, Attorney At Law 3
(10)    Material Contracts.

(i)	Employment Agreement with Barry Bennett dated
                January 1, 2004. 2
(ii)	Employment Agreement with Todd Noble dated
January 1, 2004. 2
      (iii)     Agreement and Plan of Merger between AIDO Acquisition,
                   Inc., Advanced ID and Universal Pet Care, Inc. 4
       (iv)     Authorized Distributor Agreement with Trace Australia
                   Pty Ltd. 5
       (v)      Consultant Agreement with Hubert Meier Consultancy Co.
                  dated May 21, 2002 5

(11)     Statement of Computation of Per Share Earnings. 3

        This Computation appears in the Financial Statements.

(21)     Subsidiaries of the Registrant.

        (i) AVID Canada Corporation, an Alberta private company incorporated on November 26, 1993 is wholly owned by the registrant.

        (ii) Universal Pet Care, Inc., a Hawaii private company incorporated on August 25, 1994 is wholly owned by the registrant.

 (23)     Consent of Certified Public Accountant 5

1  Filed previously on Form 10-KSB filed April 28, 1999.
2  Filed previously on Form 10-QSB filed May 13, 2004
3  Filed previously on Form SB-2 filed June 22, 2004
4  Filed previously on Form 8-K filed February 10, 2004
4  Filed herewith.

ITEM 28. UNDERTAKINGS

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant as provided in Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Paramus, State of New Jersey on the 10th day of September 2004.

Advanced ID Corporation

/s/Barry Bennett
------------------------------
By: Barry Bennett, President/CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Advanced ID Corporation
(Registrant)
By: /s/ Barry Bennett                            Dated: September 12, 2004
Barry Bennett
Director, Chief Executive Officer and President
(As a duly authorized officer on behalf of the Registrant and as
Principal Executive Officer)


By: /s/ Todd D. Noble                            Dated: September 12, 2004
Todd D. Noble
Chief Financial Officer and Secretary
(As a duly authorized officer on behalf of the Registrant and as
Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:      /s/ Barry Bennett         By:    /s/ Seymour Kazimirski
         Barry Bennett, Director          Seymour Kazimirski, Director
         September 12, 2004                     September 12, 2004


By:      /s/ Che Ki Li             By:    /s/ Hubert Meier
         Che Ki Li, Director              Hubert Meier, Director
         September 12, 2004                     September 12, 2004

By:      /s/ Todd Noble
         Todd Noble, Director
         September 12, 2004

1